SEPARATE INTERIM FINANCIAL STATEMENTS FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2026, AND 2025 AND FOR THE THREE-MONTH PERIODS FROM JULY 1 TO SEPTEMBER 30, 2026 AND 2025:

SEPARATE INTERIM STATEMENT OF FINANCIAL POSITION
GRUPO CIBEST S.A.
As of September 30, 2026 and December 31, 2025
(Stated in millions of Colombian pesos)

	Note	September 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	3	207,554	116,820
Amortized cost investments	4	2,646,383	1,331,390
Debt securities	4.1	983,590	-
Equity financial instruments	4.2	4,521	4,384
Investment financial instruments		3,634,494	1,335,774
Investment in subsidiaries	5	37,289,412	35,406,058
Investment in associates and joint ventures	6	53,321	63,911
Asset held for sale, net	7	-	5,263,986
Other assets, net	8	1,720,559	539
TOTAL ASSETS		42,905,340	42,187,088
LIABILITIES AND EQUITY
LIABILITIES		-	-
Borrowings from other financial institutions	9	798,921	1,412,752
Preferred shares	10	568,306	583,477
Current tax		-	16,720
Deferred tax, net	11.5	12,145	12,572
Other liabilities	12	2,389,355	4,303
TOTAL LIABILITIES		3,768,727	2,029,824
EQUITY
Share capital	13	480,914	480,914
Additional paid-in capital		37	37
Appropriated reserves	14	8,387,048	10,663,954
Retained earnings		22,118,964	22,132,533
Net profit		6,254,150	3,704,009
Accumulated other comprehensive income, net of tax		1,895,500	3,175,817
TOTAL EQUITY		39,136,613	40,157,264
TOTAL LIABILITIES AND EQUITY		42,905,340	42,187,088

The accompanying notes form an integral part of these separate financial statements.

SEPARATE INTERIM STATEMENT OF INCOME
GRUPO CIBEST S.A.
For the nine-month periods ended September 30, 2026, and 2025 and for the three-month periods from July 1 to September 30, 2026 and 2025
(Stated in millions of Colombian pesos)

		Accumulated		Quarterly
	Note	2026	2025	2026	2025
Equity method income from subsidiaries	15.1	6,515,298	5,663,539	2,318,038	2,069,325
Equity method of associates and joint ventures	15.1	8,448	11,307	4,604	4,813
Equity instruments	15.1	164	88	4	88
Dividends	15.1	-	5	-	-
Net income from equity method investments		6,523,910	5,674,939	2,322,646	2,074,226
Interest and valuation of financial instruments	15.2	114,228	41,748	53,089	26,667
Other operating income (expenses), net	15.3	(221,328)	1,545	(214,076)	920
Total income, net		6,416,810	5,718,232	2,161,659	2,101,813
Operating expenses
Salaries and employee benefits	16.1	(8,999)	(4,207)	(2,813)	(3,379)
Interest expense	16.2	(84,475)	(78,688)	(24,989)	(35,440)
Administrative and general expenses	16.3	(52,347)	(17,359)	(7,962)	(2,539)
Investment impairment at amortized cost		(191)	(109)	(372)	271
Wealth tax	11.2	(14,891)	-	-	-
Operating expenses, net		(160,903)	(100,363)	(36,136)	(41,087)
Profit before taxes from continuing operations		6,255,907	5,617,869	2,125,523	2,060,726
Income tax from continuing operations	11	36,279	(17,234)	50,348	(8,936)
Net profit from continuing operations		6,292,186	5,600,635	2,175,871	2,051,790
Net loss from discontinued operations	20	(38,036)	-	(2,336)	-
Net profit		6,254,150	5,600,635	2,173,535	2,051,790

The accompanying notes form an integral part of these separate financial statements.

SEPARATE INTERIM STATEMENT OF COMPREHENSIVE INCOME
GRUPO CIBEST S.A.
For the nine-month periods ended September 30, 2026, and 2025 and for the three-month periods from July 1 to September 30, 2026 and 2025
(Stated in millions of Colombian pesos)

		Accumulated		Quarterly
	Note	2026	2025	2026	2025
Net income		6,254,150	5,600,635	2,173,535	2,051,790
Other comprehensive income that will not be reclassified to profit or loss
Gain (loss) on valuation of financial instruments	4.2	112	1,796	95	94
Related tax	11.4	(17)	(461)	(18)	(18)
Net income after taxes		95	1,335	77	76
Other comprehensive income to be reclassified to profit or loss
Effects of corporate restructuring transactions		-	9,372,589	-	-
Loss on investments in subsidiaries accounted for using the equity method (1)	5	(154,849)	(576,464)	(24,901)	(7,106)
(Loss) Income from Investments in Associates and Joint Ventures Accounted for Using the Equity Method	6	(745)	(264)	107	(216)
Foreign exchange differences (2)		(5,139,956)	(897,360)	(259,049)	(675,132)
Net amount after tax		(5,295,550)	7,898,501	(283,843)	(682,454)
Effects of hedge accounting
Effects of merger and spin-off transactions and hedge of a net investment in a foreign operation		-	(4,028,670)	-	-
Gain on hedge of net investment in a foreign operation (3)		4,006,316	107,233	29,950	52,456
Income tax (4)	11.4	8,822	(37,532)	(10,482)	(18,360)
Net of tax amount		4,015,138	(3,958,969)	19,468	34,096
Total other comprehensive income to be reclassified to profit or loss		(1,280,412)	3,939,532	(264,375)	(648,358)
Other comprehensive income, net of taxes		(1,280,317)	3,940,867	(264,298)	(648,282)
Total comprehensive income		4,973,833	9,541,502	1,909,237	1,403,508

The variation corresponds mainly to the completion of the sale of Banistmo S.A., which generated significant variations in the following items as of September 30, 2026:

(1)Equity method effect related to Banistmo of COP (41,440), and other subsidiaries of COP (113,409), mainly related to Bancolombia S.A.
(2)As of September 30, 2026, the effect corresponds to the valuation of equity investments: COP (1,079) and the realization of equity investments: COP (334).
(3)Foreign exchange differences associated with Banistmo amounted to COP (4,277,693). In addition, foreign exchange differences associated with subsidiaries amounted to COP (862,263), arising mainly from Banagrícola S.A. and Grupo Agromercantil Holding.
(4)Hedge of a net investment in a foreign operation associated with Banistmo, amounting to COP 3,903,903, and current hedge associated with Banagrícola S.A., amounting to COP 102,413.
(5)Tax related to the hedge of a net investment in a foreign operation associated with Banistmo, amounting to COP 44,666, and tax related to the current hedge associated with Banagrícola S.A., amounting to COP (35,844).

The accompanying notes form an integral part of these separate financial statements.

SEPARATE INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A.
For the nine-month periods ended September 30, 2026, and 2025
(Stated in millions of Colombian pesos, except per share amounts stated in pesos)

				Legal reserve				Accumulated other comprehensive income
	Note	Share capital	Additional paid in capital	Appropriated reserves	Discretionary reserve	Reserve for share repurchase	Total reserves	Financial instruments	Equity method surplus	Total other comprehensive income, net	Retained earnings	Profit for the year	Total equity
Shareholders’ equity as of January 1, 2026		480,914	37	8,578,816	1,166,556	918,582	10,663,954	1,337	3,174,480	3,175,817	22,132,533	3,704,009	40,157,264
Carry-over of prior-year results	1	-	-	-	-	-	-	-	-	-	3,704,009	(3,704,009)	-
Dividend related to 509,103,132 common shares and 444,111,532 preferred non-voting dividend shares, subscribed, paid-in and outstanding as of December 31, 2025, at COP 4,512 per share, payable as follows: COP 1,128 per share per quarter, on April 1, July 1, October 1, and December 29, 2026.	14	-	-	-	-	-	-	-	-	-	(4,243,930)	-	(4,243,930)
The extraordinary dividend corresponds to 508,474,753 common shares and 436,187,213 shares with preferential dividend and without voting rights, subscribed, paid and in circulation, as of June 30, 2026, at a rate of COP 1,271 per share, paid on September 1, 2026.	14	-	-	-	-	-	-	-	-	-	(1,200,665)	-	(1,200,665)
Release of reserves	14	-	-	(3,134,348)	(2,367,222)	-	(5,501,570)	-	-	-	5,501,570	-	-
Reserve for capital strengthening and future growth	14	-	-	-	3,760,983	-	3,760,983	-	-	-	(3,760,983)	-	-
Reserve to execute the repurchase of shares	14	-	-	(431,418)	-	431,418	-	-	-	-	-	-	-
Treasury share repurchase	-	-	-	-	-	(536,319)	(536,319)	-	-	-	-	-	(536,319)
By the equity method in subsidiaries, associates and joint ventures	5,6	-	-	-	-	-	-	-	-	-	(13,570)	-	(13,570)
Profit for the period		-	-	-	-	-	-	-	-	-	-	6,254,150	6,254,150
Other comprehensive income		-	-	-	-	-	-	95	(1,280,412)	(1,280,317)	-	-	(1,280,317)
Equity as of September 30, 2026		480,914	37	5,013,050	2,560,317	813,681	8,387,048	1,432	1,894,068	1,895,500	22,118,964	6,254,150	39,136,613

The accompanying notes form an integral part of these separate financial statements.

5

SEPARATE INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A.
For the nine-month periods ended September 30, 2026, and 2025de 2
(Stated in millions of Colombian pesos, except per share amounts stated in pesos)

				Appropriated reserves				Accumulated other comprehensive income
	Note	Share capital	Additional paid in capital	Appropriated reserves	Discretionary reserve	Reserve for share repurchase	Total reserves	Financial instruments	Equity method surplus	Total other comprehensive income, net	Retained earnings	Profit for the year	Total equity
Equity as of January 1, 2025		-	37	-	-	-	-	-	-	-	-	1	38
Effects of the partial absorption-type spin-off from Bancolombia S.A. to Grupo Cibest S.A.	1	480,914	-	9,928,816	1,166,556	-	11,095,372	1,333	5,343,919	5,345,252	20,188,835	2,338,007	39,448,380
Reservation release	14	-	-	(1,350,000)	-	-	(1,350,000)	-	-	-	-	-	(1,350,000)
Reserve to execute the repurchase of shares	14	-	-	-	-	1,350,000	1,350,000	-	-	-	-	-	1,350,000
Repurchase of shares	14	-	-	-	-	(360,630)	(360,630)	-	-	-	-	-	(360,630)
Equity method from participation in subsidiaries, associates and joint ventures.	5, 6	-	-	-	-	-	-	-	-	-	(29,445)	-	(29,445)
Other (1)		-	-	-	-	-	-	-	-	-	1,951,418	-	1,951,418
Income for the year		-	-	-	-	-	-	-	-	-	-	3,262,627	3,262,627
Other comprehensive income		-	-	-	-	-	-	2	(1,404,387)	(1,404,385)	-	-	(1,404,385)
Equity as of September 30, 2025		480,914	37	8,578,816	1,166,556	989,370	10,734,742	1,335	3,939,532	3,940,867	22,110,808	5,600,635	42,868,003

The accompanying notes form an integral part of these separate financial statements.

SEPARATE INTERIM STATEMENT OF CASH FLOWS
GRUPO CIBEST S.A.
As of September 30, 2026 and 2025
(Stated in millions of Colombian pesos)

	Note	September 30, 2026	September 30, 2025
Net income		6,254,150	5,600,635
Adjustments to reconcile net income to net cash:
Equity method – subsidiaries	15.1	(6,515,298)	(5,663,539)
Equity method – associates and joint ventures	15.1	(8,448)	(11,307)
Valuation of equity instruments	15.1	(164)	(88)
Valuation of debt securities	15.2	16,410	-
Gain or loss on disposal of investments		334	-
Realization of gains or losses on discontinued operations		77,482	-
Interest income	15.2	(92,824)	(38,457)
Foreign exchange differences		221,662	(1,544)
Financial obligations interest	16.2	42,672	36,263
Preferred share interest	16.2	41,803	42,425
Dividends from equity instruments		(36,926)	-
Income tax		(36,279)	17,234
Impairment of investments		191	109
Changes in operating assets and liabilities:
Increase in other assets		(7,625)	(152)
Increase in other liabilities		8,117	2,536
Income tax paid		(21,120)	(1,683)
Net cash used in operating activities		(55,863)	(17,568)
Cash flows from investment activities:
Purchase of investments
Opening of investments at amortized cost		(10,445,000)	(3,492,225)
Financial instruments in debt securities		(1,000,000)	-
Equity instruments		(396,926)	(3,304)
Cash capitalizations in investments in subsidiaries		(929,361)	(68,762)
Investments in associates and joint ventures		(1,750)	-
Sale of investments
Maturities of investments at amortized cost		9,137,247	2,437,475
Interest received from investments at amortized cost		397,065	-
Sale of assets held for sale		4,817,167	-
Withdrawals from Fondo Renta Liquidez		85,393	26,062
Dividends received		1,846,089	5,412
Net cash provided by (used in) investing activities		3,509,924	(1,095,342)
Cash flow from financing activities:
Repayment of financial liabilities		(552,552)	-
Share buyback	14	(536,319)	(360,631)
Dividends paid		(2,063,052)	-
Net cash used in financing activities		(3,151,923)	(360,631)
Increase in cash and cash equivalents, before the effect of exchange rate changes		302,138	(1,473,541)
Cash received from spin-off		-	1,527,432
Effect of exchange rate changes on cash and cash equivalents		(211,404)	(586)
Increase in cash		90,734	53,305
Cash at the beginning of the period		116,820	-
Cash at the end of the period		207,554	53,305

The accompanying notes form an integral part of these separate financial statements.

7

Certification by the Legal Representative and the Accountant of Grupo Cibest S.A.

Medellín, November 9, 2026.

The undersigned legal representative and accountant of Grupo Cibest S.A. certify that the financial statements of Cibest as of September 30, 2026 and December 31, 2025, have been faithfully taken from the books and that, before making them available to you and third parties, we have verified the following statements contained therein:

The assets and liabilities included in the financial statements as of September 30, 2026 and December 31, 2025, exist, and the transactions included in those statements were carried out during the periods ended on those dates.

Transactions and events that occurred during the periods ended September 30, 2026 and December 31, 2025, have been recognized in the appropriate amounts in the financial statements.

The assets represent probable future economic benefits (rights) and the liabilities represent probable outflows of economic benefits (obligations), obtained by Cibest as of September 30, 2026 and December 31, 2025.

The financial statements have been prepared in accordance with the Accounting and Financial Reporting Standards issued by the International Accounting Standards Board (IASB), as well as the interpretations issued by the International Financial Reporting Interpretations Committee (IFRS-IC).

All economic events affecting Cibest have been correctly classified, described, and disclosed in the separate financial statements.

In compliance with Law 964 of 2005 in its article 46 we certify that the financial statements and other reports relevant to the public do not contain defects, inaccuracies or errors that would prevent users from understanding the entity’s financial position or its operations.

8

NOTES TO THE SEPARATE FINANCIAL STATEMENTS
GRUPO CIBEST S.A.
All amounts are expressed in millions and billions of Colombian pesos, where applicable.
Foreign currency figures are expressed in thousands of the respective currency.

NOTE 1. REPORTING ENTITY

Grupo Cibest S.A., hereinafter 'Cibest', is a listed issuer on the Colombian Stock Exchange (BVC), as well as on the New York Stock Exchange (NYSE), since 2025. Cibest’s principal place of business is located in Medellín, Colombia, at Carrera 48 No. 26-85, Avenida Los Industriales. The company was constituted under the corporate name Grupo Cibest S.A. according to public deed number 10,594 dated September 25, 2024, issued by Notary Office No. 15 of Medellín.
The duration contemplated in the bylaws is until December 8, 2144; however, it may be dissolved or extended before that date.

Cibest’s corporate purpose is to invest in movable and immovable property, particularly in shares, equity interests, or any other type of participation in Colombian and/or foreign companies or entities, as well as to manage such investments.

Cibest’s bylaws are set out in Public Deed No. 386 dated May 12, 2025, executed before Notary Public No. 30 of Medellín, through which the partial spin‑off agreement was formalized. Under this agreement, Bancolombia S.A. (“Bancolombia”), as the spun-off entity, transferred a portion of its assets to Cibest, as the beneficiary entity, without being dissolved.

On May 16, 2025, the market was informed of the completion of the corporate transactions aimed at evolving the group’s corporate structure. As a result, Grupo Cibest became the parent holding company of all financial entities and other subsidiaries, including Bancolombia.

As a result of the completion of these transactions, Bancolombia’s shareholders (excluding Cibest) became shareholders of Cibest. Cibest issued, on their behalf, the same number and class of shares (common shares and preferred dividend shares without voting rights), maintaining the same terms and conditions and ownership percentages they held in Bancolombia. Consequently, their shares in Bancolombia (excluding those held by Cibest) were cancelled. Holders of Bancolombia American Depositary Receipts (“ADR's”) received equivalent ADR's of Cibest, and their Bancolombia ADR's were cancelled.

Cibest’s common shares and preferred shares without voting rights are listed on the Colombian Stock Exchange under the symbols “CIBEST” and “PFCIBEST”, respectively. The ADR's representing preferred shares without voting rights are listed on the New York Stock Exchange under the symbol “CIB”, the same symbol previously used for Bancolombia’s ADR's prior to the corporate restructuring.

Cibest’s common shares, preferred dividend shares without voting rights, and ADR's became eligible for trading as of Monday, May 19, 2025.

Cibest through its subsidiaries (collectively referred to as the “Cibest Group”) has international presence in the United States, Puerto Rico, Panamá, Guatemala, Bermuda, and El Salvador.

At the Ordinary Meeting of the General Shareholders' Meeting of Cibest held on March 24, 2026, the termination of the share buyback program for Cibest's common shares, non-voting preferred shares, and American Depositary Receipts (ADR's), approved by the Shareholders' Assembly on June 9, 2025, was approved. Likewise, the implementation of a new share repurchase program for common shares, preferred dividend shares without voting rights, and Cibest’s ADR's was approved, for an amount of up to one trillion three hundred fifty billion Colombian pesos (COP 1,350,000 million), for a term of up to three (3) years, counted from the approval of the Repurchase Program regulations by the Board of Directors. For more information on the progress of the execution of the repurchase program carried out up to September 30, 2026, see Note 14. Appropriated reserves

Other corporate matters:

With regard to Cibest's subsidiaries reports that, on January 2, 2026, a company called Estrategias Cibest S.A.S. was incorporated, whose corporate purpose is to carry out any lawful economic activity, including, among others, investment in movable and immovable property, and in particular, investment in shares, quotas or equity interests, or any other participation title in Colombian and/or foreign companies or entities, and the management of said investments. Cibest owns 100% of the shares of this company.

As of June 30, 2026, Grupo Cibest S.A. (Grupo Cibest) finalized the sale of Banistmo S.A. (Banistmo) initially announced to the market on December 18, 2025. As a result of the completion of the sale, Grupo Cibest transferred 100% of the shares of Banistmo to Banco La Hipotecaria S.A. (La Hipotecaria), a subsidiary of Inversiones Cuscatlán Centroamérica S.A. (Inversiones Cuscatlán), in exchange for the previously agreed and announced sale price. The transaction price was paid with funds from La Hipotecaria and an international syndicated loan.

As a result, Banistmo ceased to be a subsidiary of Grupo Cibest and became wholly owned by Grupo Inversiones Cuscatlán. Grupo Cibest reports that it has not entered into any agreements with Inversiones Cuscatlán regarding the election of directors or other material corporate matters.

On July 31, 2026, Grupo Cibest S.A. informed the market that Nequi S.A. Compañía de Financiamiento would begin operations as a financial institution within the Group on September 1, 2026. Following the completion of the transfer by Bancolombia S.A. of the assets, liabilities, and contracts associated with the Nequi business line, including the products and services offered under the Nequi brand, Nequi commenced operations on the announced date. Nequi and Bancolombia continue to be part of Grupo Cibest.

As of September 30, 2026, Cibest has 22 employees.

NOTE 2. MATERIAL ACCOUNTING POLICIES

A. Basis of preparation of the separate interim financial statements

The separate interim financial statements are prepared in accordance with standards accounting and Financial Reporting Standards accepted in Colombia, based on the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB), as well as the interpretations issued by the International Financial Reporting Interpretations Committee (IFRS-IC), pursuant to the Technical Regulatory Framework issued through Decree 2420 of 2015 and its amendments, issued by the Ministry of Finance and Public Credit and the Ministry of Commerce, Industry and Tourism.

The preparation of separate interim financial statements in conformity with the mentioned accounting framework requires the use of estimates and assumptions that affect the reported and disclosed amounts without compromising the reliability of financial information. The estimates and underlying assumptions are reviewed on an ongoing basis. Changes in accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Preparation of the separate interim financial statements on a going concern basis

Management has assessed the Cibest’s ability to continue as a going concern and confirms that the Company has adequate resources, liquidity and solvency to continue operating the business for the foreseeable future, which is at least 12 months from the end of the reporting period. Based on the liquidity position at the date of authorization of the separate interim financial statements, Management maintains a reasonable expectation that the application of the going concern assumption remains appropriate.

These separate interim financial statements have been prepared on a going concern basis and do not include any adjustments to the carrying amounts or classification of assets and liabilities that would be necessary if the going concern assumption were not applicable.

Assets and liabilities are measured at cost or amortized cost, except for certain financial assets and liabilities that are measured at fair value. These financial assets and liabilities correspond to those designated as measured at fair value through profit or loss and equity instruments designated at fair value through other comprehensive income (OCI) in equity. Additionally, investments in subsidiaries, associates and joint ventures are measured using the equity method.

The separate interim financial statements are presented in Colombian pesos (COP) and figures are stated in millions or billions (when indicated), except for dividends per share and the market exchange rate, which are presented in Colombian pesos, while foreign currencies (dollars) are stated in thousands.

The separate interim financial statements constitute the basis for regulatory compliance and other appropriations approved by the shareholders.

10

B. Presentation of the separate interim financial statements

Cibest presents the separate statement of financial position ordered by liquidity and the separate statement of income is prepared based on the nature of expenses. Revenues and expenses are not offset unless such treatment is permitted or required by an accounting standard or interpretation and described in Cibest policies.

The separate statement of comprehensive income presents net income and items of OCI classified by nature and grouped into those that will not be reclassified subsequently to profit or loss and those that will be reclassified when specific conditions are met. Cibest discloses the amount of income tax relating to each item of OCI.

The separate statement of cash flows was prepared using the indirect method, according to which the starting point is net profit or loss of the period, whereby net income is adjusted for the effects of transactions of a non-cash nature, changes during the period in receivable and payable related to operating activities, and items of income or expense associated with investing or financing cash flows.

C. Material Accounting Policies

The material accounting policies that Cibest uses in preparing its separate interim financial statements are detailed below:

1. Functional currency, transactions, and balances in foreign currency

The functional and presentation currency of Cibest separate financial statements is the Colombian peso. Therefore, all balances and transactions denominated in currencies other than the Colombian peso are considered as foreign currency, which are translated into the functional currency using the exchange rates at the dates of the transactions.

Foreign exchange gains and losses resulting from the settlement of the transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at period end are generally recognized in net income. They are deferred in equity (other comprehensive income) if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

Non-monetary items that are measured at cost are held at the exchange rate at the transaction date, while those which are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. When a gain or loss on a non-monetary item is recognized in the separate statement of comprehensive income, any exchange component of that gain or loss is recognized in other comprehensive income. Conversely, when a gain or loss on a non-monetary item is recognized in net income, any exchange component of that gain or loss shall be recognized in net income.

The exchange rates at period-end used for the conversion of monetary assets and liabilities were as follows:

	September 30, 2026	December 31, 2025
Closing exchange rates	3,312.84	3,757.08

2. Cash and cash equivalents

Cibest considers cash and cash equivalents to include cash, balances at banks and other financial institutions, as shown in Note 3. Cash and cash equivalents.

3. Financial instruments

A financial instrument is a contract that gives rise to a financial asset of one entity and, simultaneously, to a financial liability or equity instrument of another entity.

3.1. Financial assets

Financial assets are recognized when Cibest becomes party to the contractual provisions of the instrument. This includes regular purchases and sales, which are those purchases and sales of financial assets that require the delivery of assets within the time frame established by regulation or convention in the marketplace. Cibest uses settlement date accounting for regular contracts when recording financial asset transactions.

At initial recognition, Cibest measures financial assets at fair value plus, in the case of a financial asset that is not measured at fair value through profit or loss, the transaction costs directly attributable to the acquisition of the financial assets. Transaction costs of financial assets subsequently measured at fair value with changes in profit or loss are recognized as expenses in the income statement. After initial recognition, for financial assets measured at amortized cost and investments in debt securities subsequently measured at fair value with changes in other comprehensive income, an allowance for expected credit losses (“ECL”) is recognized.

3.1.1. Classification and measurement of financial assets

Cibest classifies its financial assets considering the business model and the characteristics of contractual cash flows (cash flows that consist solely of payments of principal and interest on the principal amount outstanding at specified dates – SPP”) in accordance with the following categories of subsequent measurement:

•Amortized cost: measured at cost using the effective interest rate method, excluding future credit losses, and considering transaction costs and premiums granted, less commissions and discounts received that are included in the calculation of the effective interest rate.
•Fair value through other comprehensive income (FVOCI): measured using fair value, variations in the fair value of the investment are recognized in other comprehensive income, except for impairment losses or recoveries, interest income, and gains or losses on foreign exchange, which are recognized in the income statement.

•Fair value through profit or loss (FVTPL): measured using fair value, variations in the fair value are recognized in the income statement.

The classification based on the business model reflects how Cibest manages financial assets and how it determines whether cash flows from the asset will come from obtaining contractual cash flows, selling the instrument, or both. If the objective is to obtain contractual cash flows, the assets are subsequently measured at amortized cost; if the objective is to obtain contractual cash flows and selling financial assets, the assets are subsequently measured at FVOCI. A financial asset shall be measured at FVTPL unless it is measured at amortized cost or at FVTOCI.

Cibest measures equity instruments at FVTPL. Likewise, Cibest has made an irrevocable choice to present subsequent changes in the fair value of some equity instrument investments that are not held for trading in other comprehensive income. Dividends from such investments are recognized in the income statement when the right to receive payment is established.

Accumulated gains or losses in other comprehensive income at the time of derecognition of a financial asset are reclassified from equity to the income statement, except for investments in equity instruments for which Cibest has made the irrevocable choice to present subsequent changes in fair value in other comprehensive income; for these, reclassification is made to the "retained earnings" line.

3.2. Financial liabilities

At initial recognition, Cibest measures its financial liabilities at fair value. The transaction costs that are directly attributable to the financial liability are deducted from its fair value if the instruments are subsequently recognized at amortized cost or will be recognized in the statement of income if the liabilities are measured at fair value.

3.2.1. Classification and measurement of financial liabilities

Financial liabilities are classified and subsequently measured as follows:

•Amortized cost: Measured at cost using the effective interest rate method.
•Fair value through profit or loss (FVTPL): Measured using fair value, with variations in value recognized in the income statement.
•Irrevocably designated at fair value through profit or loss: Measured using fair value, with variations in value recognized in the income statement. The effect of changes in own credit risk is presented in other comprehensive income

3.2.2. Derecognition of Financial Liabilities

Cibest derecognizes a financial liability from the statement of financial position when it is extinguished; that is, when the contractual obligation has been paid or settled or has expired.

3.3. Compound instruments

Cibest recognizes compound financial instruments that contain both liability and equity components separately. Therefore, for initial measurement, the liability component is the fair value of a similar liability which does not have an equity component (determined by discounting future cash flows using the market rate at the date of the issuance). The difference between the fair value of the liability component and the fair value of the compound financial instrument, considered as a whole, is the residual value assigned to the equity component. After initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not re-measured subsequent to initial recognition.

The liability component corresponds to the preferred dividend related to 1% of the subscription price, which is the payment of the minimum dividend on the preferred shares for each period, in accordance with Cibest statutes. For more information, see Note 10. Preferred shares.

3.4. Hedge accounting

Cibest designates and documents hedge accounting at inception in accordance with the requirements of IFRS 9 Financial Instruments. When the hedging relationship is considered to be highly effective, the changes in value of the hedging derivative are accounted for according to their classification, as fair value hedges, cash flow hedges and hedges of net investment in foreign operations, as set out in the paragraph below.

Cibest assesses at the inception of the hedge and on an ongoing basis during the life of the instrument, whether the hedge used in the transaction is expected to be aligned with the hedge effectiveness requirement (prospective effectiveness):

•Economic relationship between the hedging instrument and the hedged item.
•The effect of credit risk does not predominate over the value of the economic relationship.
•Designated hedge ratio is consistent with risk management strategy.

Cibest discontinues the hedge accounting when the hedging relationship no longer meets the criteria provided for hedge effectiveness or when the hedging instrument expires or is sold, terminated or exercised. Consequently, the item no longer complies with the hedge accounting conditions, or the hedging relationship no longer complies with the risk management objective.

Before the establishment of hedge accounting, Cibest documents the relationship between hedged items and hedging instruments, as well as its risk management objectives and hedging strategies, which are approved by the Asset and Liability Management Committee, as the body designated by the Board of Directors.

For hedge accounting purposes, hedges are classified and accounted for as follows, once the criteria for their recognition have been met:

Hedges of a net investment in a foreign operation

In accordance with the application of IFRS 9 and IFRIC 16 – Hedges of a Net Investment in a Foreign Operation, the Group has elected to hedge the foreign exchange risk arising from the translation of activities conducted in a country or currency other than that of the reporting entity.

The accounting for these hedges requires that the effective portion of foreign exchange gains or losses arising from instruments designated as hedging instruments be recognized in the same line item of the statement of profit or loss or other comprehensive income (OCI). This accounting treatment is consistent with the requirements of IAS 21 – The Effects of Changes in Foreign Exchange Rates and aligns with the disclosure provided in Section 1. Functional currency, translation of balances and foreign currency transactions.

Upon the disposal of a foreign operation, or upon the settlement of an instrument that forms part of the net investment, the foreign exchange differences previously accumulated in OCI are reclassified to profit or loss for the period as part of the gain or loss on such disposal. For additional information related to the accounting for hedges of net investments in foreign operations, refer to Note 4. Investment financial assets.

4. Investments in subsidiaries, associates, and joint ventures

4.1. Investments in subsidiaries

A subsidiary is an entity in which Cibest holds rights that give it the ability to direct the relevant activities, provided that it meets the following elements:

•Power over the investee that gives it the present ability to direct the relevant activities that significantly affect its performance.
•Exposure or right to variable returns arising from its involvement in the investee.
•Ability to use its power over the investee to influence the amounts of returns of the investor.

Under the equity method, the investment is initially recorded at cost, and is adjusted with the changes in Cibest participation in the net assets of the subsidiary after the acquisition date, less any loss in value of the investment. When there are indications of impairment, the carrying amount of the investment will be evaluated in accordance with IAS 36 Impairment of Assets, as a single asset. Impairment losses are recognized in results when the carrying amount exceeds the recoverable amount, determined as the greater of the fair value less costs to sell and the value in use of the subsidiary.

Cash dividends received from the subsidiary are recognized by reducing the carrying amount of the investment.

4.2. Investments in associates and joint ventures

An associate is an entity over which Cibest has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but does not have control or joint control to make those policies decisions.

A joint venture is an entity that Cibest controls jointly with other participants, where the parties maintain a contractual agreement that establishes joint control over the relevant activities of the entity (which only exists when decisions about those activities require unanimous consent of the parties sharing control) and the parties have rights to the net assets of the joint arrangement.

Cibest investments in associates and joint ventures are initially recorded at cost and their results, assets and liabilities are subsequently included in the separate financial statements using the equity method, except when the investment, or a portion thereof, is classified as held for sale, in which case it is accounted for in accordance with IFRS 5 Non-current assets held for sale and discontinued operations. When an investment in an associate or joint venture is held by, or is held indirectly through, an entity that is an investment entity, Cibest may elect to measure investments in those associates and joint ventures at fair value through profit or loss in the separate financial statements. This election is applied on an investment-by-investment basis.

At the acquisition date, the excess of the acquisition cost of the associate or joint venture shares exceeding Cibest share of the net fair value of identifiable assets and liabilities of the investee is recognized as goodwill and is included in the carrying amount of the investment and it is not amortized. Any excess of Cibest share of the net fair value of the investee’s identifiable assets and liabilities over the cost of the investment is included as income in the determination of Cibest share of the associate or joint venture’s profit or loss in the period in which the investment is acquired. When necessary, the entire carrying amount of the investment (including goodwill) is tested for impairment in accordance with IAS 36 Impairment of assets, as a single asset. Impairment losses are recognized in accordance with the policy for impairment of assets, cash-generating units and goodwill (see section 7. Impairment of assets, cash-generating units, of this note).

If Cibest share of losses of an associate or joint venture exceeds Cibest interest in that associate or joint venture (which includes any long-term interests that, in substance, form part of Cibest net investment in the associate or joint venture), Cibest discontinues recognition its share of further losses and recognized subsequent losses only to the extent that Cibest has incurred legal or constructive obligations or made payments on behalf of the associate or joint venture.

When the equity method is applicable, adjustments are considered in order to adopt uniform accounting policies of the associate or joint venture with Cibest. The portion that corresponds to Cibest for changes in the investee´s other comprehensive income items is recognized in the statement of comprehensive income as “Unrealized gain/loss on investments in associates and joint ventures using equity method” and gains or losses of the associate or joint venture are recognized in the statement of income as “Other income on equity investments”, in accordance with Cibest 's participation. Gains and losses resulting from transactions between Cibest and its associate or joint venture are recognized in Cibest ´s separate financial statements only to the extent of the unrelated investor´s interest in the associate or joint venture. The equity method is applied from the acquisition date until the significant influence or joint control over the entity is lost.

When the significant influence on the associate or the joint venture is lost, Cibest measures and recognizes any residual investment that remains at its fair value. The difference between the associate or joint venture carrying value (taking into account the relevant items of other comprehensive income), the fair value of the retained residual investment and any proceeds from disposing of a partial interest in the associate or joint venture, is recognized in the statement of income. The currency translation adjustments recognized in equity are reclassified to net income at the moment of disposal.

The unrealized gain or loss of an associate or joint venture is presented in the statement of comprehensive income, net of tax. Changes in the investment´s participation that arise from changes in other comprehensive income of an associate or joint venture are recognized directly in the investor’s statement of comprehensive income.

The dividends received from the associate or joint venture reduce the investment carrying value.

For further information, please see Note 6. Investments in associates and joint ventures.

5. Receivables

Represents receivable rights arising from the development of Cibest ’s economic activities. These receivables are initially measured at fair value and reassessed at the end of the reporting period. Their recoverability is evaluated to determine the necessary provisions for impairment in case of potential loss contingencies.

5.1 Impairment of intra-group receivables

Considering that IFRS 9 requires the recognition of an allowance for receivables where cash or a financial asset is received, Cibest has defined that for intra group accounts related to dividends, fees, services, among others, provided between companies, no allowance shall be recognized, as these do not carry any credit risk; therefore, the expected loss is zero.

6. Assets held for sale and discontinued operations.

Cibest classifies non-current assets or disposal groups held for sale if their carrying value will be recovered through a sale transaction, rather than through continuing use. These assets are measured at the lower of their carrying value and their fair value less costs to sell and they are not depreciated nor amortized from the date of their classification.

Additionally, if any indications of impairment exist, impairment losses are recognized for the difference between the carrying and the fair value less costs to sell as “Depreciation, amortization and impairment” in the separate statement of income. Gains or losses on the disposal of assets held for sale are recognized in the statement of income under “Other operating income” or “Other general and administrative expenses.”

The held for sale condition is met if the assets or groups of assets are available, in their current condition, for immediate sale or the sale transaction is highly probable and is expected to be completed within the year following the date of classification. The assets held under this classification correspond to investment in subsidiaries. If the sale of the assets does not take place within the planned period, the assets are reclassified to "Investment in subsidiaries" in the separate statement of financial position.

A discontinued operation is a component of an entity that has been disposed of, or is classified as held for sale, and represents a separate major line of business or a geographical area of operations, is part of a single coordinated and individual plan to dispose of a separate major line of business or geographical area of operations, or is a subsidiary acquired exclusively with a view to resale. The results of a discontinued operation are presented separately from those of continuing operations in the statement of income on a comparative basis.

The comparative information in the statement of profit or loss is restated to reflect the classification of discontinued operations for all periods presented, whereas the statement of financial position is not restated for prior periods; instead, the related assets and liabilities are presented separately from the date they are classified as held for sale.

7. Impairment of assets and cash generating units

Cibest evaluates at the end of each period whether there is any indication that individual non-financial assets and cash-generating units are impaired. If some indication of impairment does exist, Cibest estimates the recoverable amount and assesses if the carrying amount exceeds such amount, in order to calculate if the impairment loss is recognized.

The recoverable amount of non-financial assets or cash-generating units is the higher of its fair value less costs of disposal and its value in use, where fair value is determined by Management by reference to market value, if available, by pricing models, or with the assistance of a valuation specialist. While value in use requires Management to make assumptions and use estimates to forecast cash flow for periods that are beyond the normal requirements of management reporting; and assess the appropriate discount rate and growth rate.

If an asset does not generate cash flows that are independent from the rest of the assets or group of assets, the recoverable amount is determined by the cash-generating unit to which the asset belongs.

The amount of impairment losses recognized in net income during the period are included in the separate statement of income as “Impairment of assets”. Impairment losses are subject to reversal, provided that the value of the asset or cash-generating unit has been recovered, without exceeding the carrying amount that would have been determined had no impairment loss been recognized.

8. Derecognition of non-financial assets

Cibest 's non-financial assets are derecognized either on disposal or when they are permanently withdrawn from use and no future economic benefits are expected. The difference between the value obtained on disposal and the carrying amount is recognized in the statement of income for the corresponding period.

9. Provisions, contingent liabilities, and contingent assets

Provisions

Provisions are recognized when Cibest has a present obligation (legal or constructive) as a result of a past event, where it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the obligation's value can be made.

The corresponding expense for any provision is presented in the separate statement of income, net of all expected reimbursement. The increase in the provision due to the time value of money is recognized as a financial expense.

Contingent liabilities

Possible obligations that arise from past events, whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events, not wholly within the control of Cibest , or present obligations that arise from past events but are not recognized because it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligations or the amount of the obligations cannot be measured with sufficient reliability, are not recognized in the separate statement of financial position, but instead are disclosed as contingent liabilities, unless the possibility of an outflow of resources embodying economic benefits is remote, in that case no disclosure is required.

Contingent assets

Possible assets that arise from past events whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events, not wholly within the control of Cibest , are not recognized in the separate statement of financial position; instead, these are disclosed as contingent assets when the inflow of economic benefits is probable. When the contingent event becomes certain, the asset and the related income are recognized in the statement of income for the corresponding period.

10. Revenue recognition

Income under the equity method is recognized for the investor’s share of the profits generated during the period by subsidiaries, associates, and joint ventures.

Dividend revenue of investments that are not associates or joint ventures are recognized when the right to payment of Cibest is established, which is generally when the shareholders declare the dividend. These are included in the separate statement of income as “Dividends”.

Interest income comprises income of financial assets at amortized cost. Interest income is recognized using the effective interest rate method, the computation takes into account all the contractual conditions of the financial instrument (for example, prepayment options)

and includes incremental fees and commissions (for example, certain loan commitment fees) or expenses that are directly attributed to the instrument and are an integral part of the effective interest rate, without taking account future credit losses.

Valuation income relates to debt securities at fair value, where gains and losses arising from changes in fair value are included in the Separate Interim Statement of Income as “Interest and valuation on financial instruments”.

11. Employee benefits

11.1. Short term benefits

Cibest grants its employees short-term benefits including, among others, salaries, social security contributions, insurance, bonuses, subsidies, variable compensation, and school allowances, which are expected to be fully settled within 12 months after the end of the annual reporting period. Short-term benefits are recognized as employees render the related services, for the amount expected to be paid. For more information, see Note 16. Operating expenses.

11.2. Other long-term employee benefits

Cibest grants to its employees a loyalty bonus as its only long term employee benefit which is payable more than twelve months following the end of the annual period in which the employees have rendered their services. The cost of long-term employee benefits is allocated across the period from the time the employee was hired by Cibest and the expected date of obtaining the benefit. These benefits are projected up to the date of payment and are discounted through the projected unit credit method.

Defined contribution plans

These are monthly contributions made by Cibest to a pension and severance funds for both concepts. Basically, this is an obligation limited to the amount that Cibest is legally required or has agreed to pay or contribute to a fund and is not required to make any additional contributions.

Contributions made to defined contribution plans are recognized as expenses in the line-item of the separate statement of income “Salaries and employee benefits”, recognized when they are accrued. Any unpaid contribution as of the reporting date of the separate statement of financial position is included as a liability.

Defined benefit plans

These are post-employment benefit plans in which Cibest has the legal or constructive obligation to assume the payment of benefits under its responsibility.

This corresponds to a pension recognition bonus for which Cibest is responsible and must assume the actuarial risk related to such obligations. To this end, it performs an actuarial valuation using the Projected Unit Credit Method, which consists of projecting the growth of currently accrued pension benefits to reflect inflation and salary increases up to the pension payment date. These amounts are then discounted to present value using the risk-free interest rate that best reflects the time value of money (TES[1] rate for Colombia), aligned with the characteristics and the weighted average duration of the benefit cash flows, the currency of the obligation, and maturities that most closely match the plan’s liabilities.

In determining the value of the plan liabilities, Management makes demographic and financial assumptions regarding life expectancy, inflation, discount rates, and pension increases, based on past experience and expectations. These financial assumptions are based on market conditions as of the financial statement reporting date.

[1] This refers to the interest rate on Treasury Securities (TES), which represent the Colombian government’s public debt.

12. Income tax

Income tax includes current tax and deferred tax. Current tax is the income tax payable with respect to the profit for the fiscal year, which arises in profit or other comprehensive income. A provision is made for current tax considering the tax bases and tax rates enacted at the date of preparation of the separate financial statements.

Cibest recognizes, when appropriate, deferred tax assets and liabilities by estimating the future tax effects attributable to differences between the carrying amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured based on the tax rate that, in accordance with the valid tax laws in Colombia, must be applied in the year in which the deferred tax assets and liabilities are expected to be realized or settled. The future effects of changes in tax laws or tax rates are recognized in deferred taxes as from the date of publication of the law providing for such changes.

Tax bases for deferred tax must be calculated by factoring in the definition of IAS 12 Income Taxes and the value of the assets and liabilities that will be realized or settled in the future according to the valid tax laws of Colombia.

Deferred tax liabilities due to taxable temporary differences associated with investments in subsidiaries, associates or interests in joint ventures are recognized, except when Cibest is able to control the period in which the temporary difference is reversed, and it is likely that the temporary difference will not be reversed in the foreseeable future.

Deferred tax assets, identified with temporary differences, are only recognized if it is considered likely that Cibest will have sufficient taxable income in the future that allows them to be recovered based on the stand‑alone entity expected cash flow forecast for the next three years.

Deferred tax is recorded as debit or credit according to the result of each transaction and, for disclosure purposes in the statement of financial position, it is presented on a net basis.

Income tax expense is recognized in the statement of income under the heading “Income tax”, except when referring to amounts directly recognized in OCI (Other Comprehensive Income) or equity.

Regulatory changes in tax laws and in tax rates are recognized in the statement of income under the heading “Income tax” in the period when such rule becomes enforceable. Interest and fines are recognized in the statement of income under “Other expenses” or in the caption “Income tax” of the income statement, when applicable.

Cibest periodically assesses the tax positions adopted in tax returns, and, according to the results of the tax audits conducted by the tax authorities, determines possible tax contingencies provided it has a present obligation and it is more likely than not that Cibest will have to dispose of economic resources to settle the obligation, and Cibest can make an accurate estimate of the amount of the obligation. Recognized amounts are based on a reasonably estimated amount that is expected to cover the value of uncertain positions in the future.

For more information on the impacts on income tax derived from the tax measures in Colombia under Decree 1474 of 2025 “By which tax measures are adopted to address the expenses of the General Budget of the Nation necessary to face the State of Emergency declared by Decree 1390 of 2025” and its subsequent declaration of unconstitutionality pursuant to Judgment C-079 of April 2026, see Note 11. Income tax.

Transfers pricing policy

Cibest has a general policy whereby each of its companies is responsible for its revenues, costs and expenses independently. This is in compliance with the regulation for the Parent Company set forth in the Organic Statute of the Financial System (Article 119, paragraph 4), which states that: The activity of subsidiaries of entities subject to the control and supervision of the SFC must be carried out under conditions of independence and administrative autonomy, so that they have sufficient decision-making capacity to conduct the operations that constitute their corporate purpose.

Cibest recognizes transactions with foreign related parties applying the Arm’s Length Principle. These transactions are documented and reported to the tax authority according to the last evaluation date corresponding to the previous year.

D. Use of estimates and judgments

The preparation of separate interim financial statements require Cibest 's Management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income, and expenses.
These estimates and assumptions are reviewed on an ongoing basis. Changes in accounting estimates are recognized in the period in which the estimate is revised if the change affects only that period, or in the period of the revision and subsequent periods, if the changes affects both current and future periods.

Judgments or changes in assumptions are disclosed in the notes to the condensed separate interim financial statements. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under current circumstances. Actual results may differ from these estimates if assumptions and conditions change.

The material accounting estimates that Cibest uses in preparing its separate interim financial statements are detailed below:

1. Deferred tax

Deferred tax assets and liabilities are recognized on deductible or taxable temporary differences arising between tax bases and accounting bases, considering the tax regulations in force and applicable in Colombia.

For more information relating to the nature of deferred tax assets and liabilities recognized by Cibest, please see Note 11. Income tax.

2. Fair value of assets and liabilities

The fair value of Cibest 's assets and liabilities is determined at the date of the separate statement of financial position. Cibest 's fair value measurement process considers the characteristics of the asset or liability in the same way that market participants would take them into account when pricing the asset or liability at the measurement date; the estimate takes into account inputs from valuation techniques used to measure fair value.

To increase consistency and comparability in fair value measurements and related disclosures, IFRS 13 establishes a fair value hierarchy that classifies the inputs used in valuation techniques into three levels, as follows:

Level 1: Assets and liabilities are classified as Level 1 if there are observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets at the measurement date. An active market is one in which transactions occur with sufficient volume and frequency to provide pricing information on an ongoing basis. Instruments are valued by reference to unadjusted quoted prices for identical assets or liabilities in active markets where the quoted price is readily available, and the price represents actual and regularly occurring market transactions.

Level 2: I In the absence of a market price for a specific financial instrument, its fair value is estimated using valuation techniques based on observable inputs other than quoted prices included in Level 1, which may come from recent transactions of identical or similar instruments.

Level 3: Assets and liabilities are classified as level 3 if unobservable input data were used in the measurement of fair value that are supported by little or no market activity and that are significant to the fair value measurement, are used. the fair value of Level 3 financial assets and liabilities is determined using pricing models, discounted cash flow methodologies or similar techniques.

Transfers into or out of Level 3 are made if the significant input used in the financial models measuring the fair values of the assets and liabilities become unobservable or observable, respectively, in the current marketplace. All transfers between the aforementioned levels are assumed to occur at the end of the reporting period.

The measurement of the fair value of financial instruments generally involves a higher degree of complexity and requires the application of judgments especially when the models use unobservable inputs (level 3) based on the assumptions that would be used in the market to determine the price for assets or liabilities. Determination of these assumptions includes consideration of market conditions and liquidity levels. Changes in the market conditions, such as reduced liquidity in the capital markets or changes in secondary market activities, may reduce the availability and reliability of quoted prices or observable data used to determine fair value.

When developing fair value measurements, Cibest maximizes the use of observable inputs and minimizes the use of unobservable inputs in measuring fair value. Additionally, Cibest uses third-party pricing services to obtain fair values, which are used to either record the price of an instrument or to corroborate internally developed prices. Third-party price validation procedures are performed over the reasonableness of the fair value measurements. For further detail and sensitivity analysis, see Note 19. Fair value of assets and liabilities.

E. Recently issued accounting pronouncements

a) Accounting pronouncements applicable in 2026

Amendments to the Accounting and Financial Reporting Standards accepted in Colombia – Decree 0701 of 2026

In July 2026, the Colombian Ministry of Commerce, Industry and Tourism (MINCIT) issued Decree 0701, which partially amended the technical financial reporting frameworks applicable to Group 1 entities set forth in Decree 2420 of 2015, as amended. Through this decree, certain amendments issued by the IASB in 2022 and 2023 were incorporated into the Colombian regulatory framework, including:
•Amendments to IFRS 16: Lease Liability in a Sale and Leaseback.
•Amendments to IAS 1: Non-current Liabilities with Covenants.
•Amendments to IAS 7 and IFRS 7: Supplier Finance Arrangements.
•Amendments to IAS 12: International Tax Reform – Pillar Two Model Rules.
•Amendments to IAS 21 and IFRS 1: Lack of Exchangeability.

These amendments became effective in Colombia on July 09, 2026, upon publication of the relevant decree. However, as they had already become effective under IFRS Accounting Standards as issued by the IASB, Management had assessed them in prior reporting periods.

These amendments were assessed by Management without identifying any impact on Cibest's separate interim financial statements and disclosures.

b) Recently issued accounting pronouncements not yet adopted in Colombia

Accounting standards assessed by Management during the period

Amendments to IAS 28: Fair value option for investments in associates and joint ventures

In June 26, 2026, the IASB issued targeted amendments related to the use of the fair value option as an exemption from applying the equity method for certain eligible entities. These amendments are intended to clarify the scope of the entities that may elect to measure their investments in associates and joint ventures at fair value through profit or loss, instead of applying the equity method. These amendments include:

•The clarification that an entity similar to a venture capital organization, mutual fund or investment trust includes an entity whose main business activity is investing in particular types of assets, as established in IFRS 18.
•The confirmation that eligibility to apply the fair value option must be assessed based on the entity that directly holds the investment in the associate or joint venture.
•The reduction of diversity in practice regarding the interpretation of the concept of “similar entity”, promoting a more consistent application of the requirements of IAS 28.
•The alignment of the IAS 28 criteria with the new classification and presentation requirements introduced by IFRS 18, improving the comparability of financial information.

These amendments will be effective when an entity first applies IFRS 18 Presentation and Disclosure in Financial Statements, for annual reporting periods beginning on or after January 1, 2027, with earlier application permitted.

These amendments were assessed by Management without identifying any impact on Cibest's separate interim financial statements and disclosures.

IFRS 20 Regulatory Assets and Regulatory Liabilities

In May 2026, the Board issued IFRS 20 Regulatory Assets and Regulatory Liabilities, which establishes the criteria for the recognition, measurement, presentation and disclosure of the effects arising from rate regulation schemes. Its application will affect the financial statements of entities subject to rate regulation, such as companies that provide electricity, water and gas services, mainly in the following aspects:

•The recognition of regulatory assets and regulatory liabilities arising from differences in timing between costs and income recognized for accounting purposes and those recoverable or refundable through future rates.
•The measurement of those assets and liabilities considering the conditions established in the applicable regulatory frameworks.
•The incorporation of new presentation requirements in the financial statements, with the objective of improving transparency regarding the effects of rate regulation.
•The expansion of disclosures related to the nature, risks and financial effects of the regulatory mechanisms to which the entity is subject.
•Better comparability among regulated entities, by establishing a uniform accounting model for differences arising from rate regulation.

IFRS 20 will be effective for annual reporting periods beginning on or after January 1, 2029, with earlier application permitted.

This new standard was analyzed by Management, with no impact identified on Cibest’s condensed separate interim financial statements and disclosures, given that the entity does not carry out activities subject to rate regulation schemes that give rise to the recognition of regulatory assets or regulatory liabilities within the scope of the standard.

Accounting standards under assessment by Management

IFRS 18 Presentation and Disclosure in Financial Statements

In April 2024, the Board issued IFRS 18 Presentation and Disclosure in Financial Statements to replace IAS 1 Presentation of Financial Statements. IFRS 18 introduces three sets of new requirements to improve the way companies report their financial performance and give investors a better basis for analyzing and comparing companies:

•Improved comparability in the statement of income: IFRS 18 introduces three defined categories for income and expenses (operating, investing and financing) to improve the structure of the statement of income, and requires all companies to provide new defined subtotals, including operating profit.
•Enhanced transparency of management-defined performance measures: The new standard requires companies to disclose explanations of those company-specific measures that are related to the statement of income, referred to as management-defined performance measures.
•More useful grouping of information in the financial statements: IFRS 18 sets out enhanced guidance on how to organize information and whether to provide it in the primary financial statements or in the notes. In addition, the standard requires companies to provide more transparency about operating expenses, helping investors to find and understand the information they need.

The IASB has proposed that this standard be effective for annual reporting periods beginning on or after January 1, 2027, with early application permitted. As of the reporting date, this standard has not yet been incorporated into the accounting framework accepted in Colombia.

Management is assessing the impact that this standard will have on Cibest's separate interim financial statements and disclosures.

Accounting standards assessed in prior periods

The following accounting pronouncements were assessed by Management, and no impacts were identified on Cibest’s separate financial statements and disclosures:

•Amendments to the classification and measurement of financial instruments – Amendments to IFRS 9 and IFRS 7.
•Annual improvements to IFRS Accounting Standards – Volume 11.

NOTE 3. CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flow and the statement of financial position, the following assets are considered as cash and cash equivalents:

	September 30, 2026	December 31, 2025
In millions of COP
Cash
Deposits from banks and other private financial institutions	207,554	116,820
Total cash and cash equivalents	207,554	116,820

NOTE 4. INVESTMENT FINANCIAL ASSETS

Cibest’s portfolio of financial instruments as of September 30, 2026 and December 31, 2025 is described below:

Investment financial assets and derivative financial instruments	September 30, 2026	December 31, 2025
In millions of COP
Investments at amortized cost (1)	2,646,383	1,331,390
Debt securities (2)	983,590	-
Equity instruments (3)	4,521	4,384
Total financial investment instruments	3,634,494	1,335,774
(1)The balance as of September 30, corresponds to virtual investments held with Bancolombia S.A. with interest rates between 9.2% and 9.55% APR; the variation is due to net openings made during the year. For more information on the returns generated by virtual investments, see Note 15.2, Interest and Valuation of Financial Instruments. See Note 15.2. Interest and valuation of financial instruments.
(2)See Note 4.1. Debt securities.
(3)See Note 4.2. Investments in equity securities.

4.1. Debt securities

On July 8, 2026, Cibest acquired a perpetual subordinated bond issued by Bancolombia S.A. for COP 1,000,000, with interest payable quarterly in arrears. The investment was classified as a financial instrument measured at fair value through profit or loss. As of September 30, 2026, the carrying amount included a fair value loss of COP (16,410), based on the quoted price of the security. See Note 15.2. Interest and valuation of financial instruments and Note 17. Related party transactions.

4.2. Investments in equity securities

The detail of investments in equity securities is as follows:

Equity financial instruments	September 30, 2026	December 31, 2025
In millions of COP
Equity investments at fair value through profit or loss	149	124
Investment Fund Renta Liquidez	149	124
Equity instruments measured at fair value through OCI	4,372	4,260
Fiduciary Rights P.A. Cadenalco 75 Years	4,372	4,260
Total equity financial instruments	4,521	4,384

As of September 30, 2026, no impairment losses were recognized on equity instruments.

These investments are considered strategic for Cibest; therefore, there are no plans to dispose of them in the near term.
The valuation effect on the statement of comprehensive income, corresponding to equity financial instruments, is COP 112 as of September 30, 2026. See Separate Interim Statement Of Comprehensive Income – Gain (loss) on valuation of financial instruments.

4.3. Hedge of a net investment in a foreign operation
Cibest applies hedge accounting in accordance with IFRS 9, under the hedge type of a net investment in a foreign operation.

Hedging of the Investment in Banagrícola S.A.

As of December 30, 2025, Cibest designated USD 359,000 in financial liabilities as a hedging instrument. The purpose of this hedging relationship is to protect Cibest against exchange rate risk (USD/COP) arising from a portion of its net investment in Banagrícola, an El Salvador-based company whose financial statements are denominated in USD.

During the first half of 2026, prepayments totaling USD 125,000 were made on working capital loans. The remaining principal in the hedging instruments is USD 234,000, which reflects the new carrying amount.

Additionally, in March 2026, a renewal negotiation was carried out with Bancolombia Panama for the loans that made up the hedging instrument, generating a new term and rate for the same amount, so the conditions do not differ substantially from the previous loan, allowing the hedging relationship to continue.
The carrying amount and the hedged portion of the investment are listed below:

Banagrícola S.A.	September 30, 2026	December 31, 2025
In thousands of USD
Net investment hedged in the hedging relationship	234,000	359,000
Unhedged portion of the net investment	839,057	730,302
Total net investment Banagrícola S.A.	1,073,057	1,089,302
The following is a breakdown of the designated hedging instruments used to hedge a net investment in a foreign operating unit:

As of September 30, 2026

Financial liabilities in thousands of USD, designated as hedging instruments
Opening date	Due date	E.A rate	Capital balance	Capital designated as hedging instrument
18/03/2022	17/09/2027	5.59%	234,000	234,000
Total financial liabilities (1)			234,000	234,000

(1) As of September 30, 2026, the amount of these obligations amounted to COP 775,205. For further information on obligations to correspondent banks, see Note 9. Borrowings from other financial institutions

As of December 31, 2025

Financial liabilities in thousands of USD, designated as hedging instruments
Opening date	Due date	E.A rate	Capital balance	Capital designated as hedging instrument
18/03/2022	17/03/2026	5.85%	234,000	234,000
25/03/2022	24/03/2026	5.84%	100,000	100,000
28/03/2022	27/03/2026	5.79%	25,000	25,000
Total financial liabilities			359,000	359,000

Measuring effectiveness and ineffectiveness
A hedge is considered effective if, at the beginning of the period and in subsequent periods, the changes in fair value or cash flows attributable to the hedged risk during the period for which the hedge has been designated are offset.

Cibest has documented the evidence of effectiveness of the hedge of the net foreign investment based on the portion of the net investment hedged at the beginning of the hedging relationship amounting to USD 234,000. The hedge is considered perfectly effective since the critical terms and risks of the obligations that serve as hedging instruments are identical to those of the primary hedged position. The effectiveness of the hedge is measured before taxes.

Gains or losses on translation of Banagrícola's financial statements are recognized in OCI. Consequently, the exchange difference related to the translation of borrowings from other financial institutions is recognized directly in OCI.

NOTE 5. INVESTMENT IN SUBSIDIARIES

The detail of investments in subsidiaries as of September 30, 2026 and December 31, 2025 is as below:

			September 30, 2026		December 31, 2025
In millions of COP
Company name	Main activity	Country	% of ownership	Investment value	% of ownership	Investment value
Bancolombia S.A.	Financial services	Colombia	94.50%	27,483,967	94.50%	26,029,103
Banagrícola S.A. and Subsidiaries	Holding	El Salvador	99.17%	3,554,867	99.17%	4,092,596
Grupo Agromercantil Holding S.A.	Holding	Guatemala	100.00%	2,843,238	100.00%	3,157,573
Inversiones Cibest S.A.S.	Investment	Colombia	100.00%	1,514,845	100.00%	1,226,484
Nequi S.A. Finance Company	Financial services	Colombia	94.99%	602,654	94.99%	59,612
Renting Colombia S.A.S.	Operating lease	Colombia	94.58%	392,091	94.58%	347,338
Estrategias Cibest S.A.S. (1)	Holding	Colombia	100.00%	318,640	—%	-
Cibest Panamá Assets S.A.	Holding	Panamá	100.00%	130,103	100.00%	94,723
Negocios Digitales Colombia S.A.S.	Payment solutions	Colombia	100.00%	108,840	100.00%	105,679
Wompi S.A.S.	Technology services	Colombia	100.00%	93,078	100.00%	80,537
Cibest Investment Management S.A.S.	Investment	Colombia	100.00%	66,669	100.00%	54,945
Valores Cibest S.A.S.	Investment	Colombia	100.00%	66,670	100.00%	54,945
Cibest Inversiones Estratégicas S.A.S.	Investment	Colombia	100.00%	66,670	100.00%	54,945
Wenia Ltd.	Technology services	Bermudas	100.00%	47,080	100.00%	47,578
Total investment in subsidiaries				37,289,412		35,406,058

(1) In January 2026, Estrategias Cibest S.A.S. was incorporated.
The following tables set forth the changes in Cibest's investments in subsidiaries as of September 30, 2026 and December 31, 2025:

September 30, 2026	Bancolombia S.A.	Banagrícola S.A. and subsidiaries	Grupo Agromercantil Holding S.A.	Inversiones Cibest S.A.S.	Nequi S.A. Compañía de Financiamiento	Renting Colombia S.A.S.	Estrategias Cibest S.A.S	Others	Total
In millions of COP
Initial balance	26,029,103	4,092,596	3,157,573	1,226,484	59,612	347,338	-	493,352	35,406,058
Equity method through income statement (1)	5,658,437	312,514	199,275	295,624	(26,898)	44,753	8,033	23,560	6,515,298
OCI (Equity method)	(102,550)	(562)	(6,407)	(5,317)	-	-	(159)	1,586	(113,409)
Foreign exchange difference	-	(472,876)	(370,223)	-	-	-	-	(19,164)	(862,263)
Purchases / capitalizations (2)	-	3	-	-	569,940	-	310,766	59,419	940,128
Dividends	(4,063,500)	(376,808)	(142,710)	-	-	-	-	-	(4,583,018)
Profit for previous years	(37,523)	-	5,730	(1,946)	-	-	-	20,357	(13,382)
Ending balance	27,483,967	3,554,867	2,843,238	1,514,845	602,654	392,091	318,640	579,110	37,289,412
(1) See Note 15.1. Net income from equity method investments.
(2) During the year 2026, capitalizations have been made for the following entities: Wenia Ltd. por COP 39,088 and Cibest Panamá Assets S.A. for COP 20,331.

December 31, 2025	Bancolombia S.A.	Banistmo S.A. (1)	Banagricola S.A.	Grupo Agromercantil Holding S.A.	Inversiones Cibest S.A.S.	Renting Colombia S.A.S.	Negocios Digitales Colombia S.A.S.	Others	Total
In millions of COP
Initial balance
Value received from the partial spin‑off from Bancolombia S.A. to Grupo Cibest S.A.	21,625,229	11,125,504	4,676,277	3,465,595	-	324,563	102,321	129,648	41,449,137
Alignment from Super to Full standard	1,857,038	-	-	-	-	-	-	11,490	1,868,528
Equity method through income statement (2)	3,869,264	-	398,428	74,300	172,163	22,775	2,587	12,990	4,552,507
OCI (Equity method)	(125,322)	36,586	3,214	505	(8,819)	-	(9,206)	(1,315)	(104,357)
Foreign exchange difference	-	(1,007,615)	(536,240)	(375,836)	-	-	-	(3,556)	(1,923,247)
Purchases / capitalizations (3)	-	-	-	-	1,063,507	-	-	255,174	1,318,681
Transfer of shares for in-kind capitalization	(1,189,386)	-	-	-	-	-	-	-	(1,189,386)
Dividends	-	-	(449,014)	-	-	-	-	-	(449,014)
Profit for previous years	(7,720)	(2,650)	(69)	(6,991)	(367)	-	9,977	100	(7,720)
Spin-off value (4)	-	(42,754)	-	-	-	-	-	42,754	-
Equity method amount reclassified to discontinued operations	-	294,037	-	-	-	-	-	-	294,037
Reclassification of assets held for sale	-	(10,403,108)	-	-	-	-	-	-	(10,403,108)
Ending balance	26,029,103	-	4,092,596	3,157,573	1,226,484	347,338	105,679	447,285	35,406,058
(1) Due to the purchase agreement signed on December 18, 2025, the investment in Banistmo S.A. was classified as an asset held for sale. See Note 1. Reporting entity.
(2) See Note 15.1. Net income from equity method investments
(3) During the year 2025, capital contributions were made for the following entities: Inversiones Cibest S.A.S. for COP 1,063,507, Cibest Inversiones Estratégicas S.A.S. COP 43,501, Cibest Investment Management S.A.S. COP 43,501, Valores Cibest S.A.S. COP 43,501, Cibest Panamá Assets S.A COP 49,044, Wenia Ltd. COP 31,629, Wompi S.A.S. COP 25,000, Nequi S.A. Compañía De Financiamiento COP 18,998.
(4) This corresponds to the partial spin-off by Banistmo, whereby 100% of the shares it held in Cibest Capital Panamá (formerly Valores Banistmo S.A.) in favor of Cibest Panamá Assets S.A. See Note 1. Reporting entity

The following is supplementary information on Cibest's most significant subsidiaries as of September 30, 2026 and December 31, 2025 without eliminations:
As of September 30, 2026

Company	Assets	Liabilities	Income from ordinary activities	Gain / (Loss)
In millions of COP
Bancolombia S.A.	296,735,465	267,777,017	154,523,454	5,987,764
Banagrícola S.A.	23,977,295	21,858,349	2,149,729	315,398
Grupo Agromercantil Holding S.A.	21,038,639	19,143,855	1,764,101	199,275
Inversiones Cibest S.A.S.	1,516,084	1,239	297,090	295,624

As of December 31, 2025

Company	Assets	Liabilities	Income from ordinary activities	Gain / (Loss)
In millions of COP
Bancolombia S.A.	268,641,523	241,222,614	161,855,076	6,123,641
Banagrícola S.A.	25,916,846	23,452,205	3,134,775	591,651
Grupo Agromercantil Holding S.A.	24,415,732	22,333,798	2,694,210	113,240
Inversiones Cibest S.A.S.	1,226,484	1	174,869	172,162

For the purpose of applying the equity method to subsidiary companies, the financial statements as of September 30, 2026 and December 31, 2025, respectively, have been used.

As of September 30, 2026 there are no restrictions or limitations on the ability of subsidiaries to transfer funds to Cibest in the form of dividends and other capital distributions; likewise, there are no contingent liabilities in connection with their interests in the aforementioned subsidiaries.

NOTE 6. INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

The following table summarizes the balance sheet balances of investments in associates and joint ventures as of September 30, 2026 and December 31, 2025:

Composition	September 30, 2026	December 31, 2025
In millions of COP
Joint ventures	30,431	41,824
Investments in associates	22,890	22,087
Total	53,321	63,911

The following tables present Cibest's investments in joint ventures as of September 30, 2026 and December 31, 2025:

Company name	Principal activity	Country	September 30, 2026		December 31, 2025
			% of participation	Investment	% of participation	Investment
Puntos Colombia S.A.S.	Customer loyalty management	Colombia	50.00%	30,431	50.00%	28,862
International Ejecutiva de Aviación S.A.S.	Air transportation service	Colombia	—%	0	50.00%	12,962
Total investments in joint ventures				30,431		41,824

The following tables present the movement of Cibest's joint venture investments as of September 30, 2026 and December 31, 2025:

	September 30, 2026			December 31, 2025
In millions of COP
	Puntos Colombia S.A.S.	International Ejecutiva de Aviación S.A.S.	Total	Puntos Colombia S.A.S.	International Ejecutiva de Aviación S.A.S.	Total
Balance at beginning of period	28,862	12,962	41,824	-	-	-
Value received in the partial absorption-type spin-off from Bancolombia S.A. to Grupo Cibest S.A.	-	-	-	20,516	9,828	30,344
Income in equity method (1)	9,570	(2,843)	6,727	13,062	2,391	15,453
OCI (Equity method) (2)	-	(1,079)	(1,079)	-	291	291
Purchases/Capitalizations	-	1,750	1,750	-	452	452
Dividends	(8,001)	-	(8,001)	(4,716)	-	(4,716)
Retained earnings	-	(25)	(25)	-	-	-
Transfer of investment through in-kind contribution (3)	-	(10,765)	(10,765)	-	-	-
Balance at end of period	30,431	-	30,431	28,862	12,962	41,824
(1)See Note 15.1. Net income from equity method investments
(2)See Separate Statement of Comprehensive Income.
(3)In August 2026, an in kind capital contribution was made to Estrategias Cibest S.A.S. through the contribution of the shares held in Internacional Ejecutiva de Aviación S.A.S. At the transaction date, the cumulative amount recognized in OCI was COP (1,079), resulting in the realization of COP 334 arising from the reclassification of the cumulative OCI amounts related to the contributed investment.

The following information pertains to Cibest's investments in associates:

Company name	Main activity	Country	September 30, 2026		December 31, 2025
			% participation	Investment value	% participation	Investment value
Protección S.A.	Pension and severance fund management	Colombia	0.69%	22,890	0.69%	22,087
Total Investments in associates				22,890		22,087

The following table presents the movement of investments in Cibest associates as of September 30, 2026 and December 31, 2025:

Protección S.A.	September 30, 2026	December 31, 2025
In millions of COP
Balance at beginning of period	22,087	-
Value received in the partial absorption-type spin-off from Bancolombia S.A. to Grupo Cibest S.A.	-	20,163
Equity method recognized in income (1)	1,721	1,921
Equity method recognized in OCI (2)	-	3
Dividends	(755)	-
Profit for previous years	(163)	-
Balance at end of period	22,890	22,087
(1) See note 15.1. Net income from equity method investments
(2) See separate interim statement of comprehensive income.

Below is the supplementary information on Cibest's most significant associates and joint ventures as of September 30, 2026 and December 31, 2025:

As of September 30, 2026

Company name	Classification	Assets	Liabilities	Revenue from ordinary activities	Gain / (Loss)
In millions of COP
Protección S.A.	Associates	3,734,156	998,732	1,603,188	250,639
Puntos Colombia S.A.S.	Joint ventures	317,291	256,430	328,626	19,139

As of December 31, 2025

Company name	Classification	Assets	Liabilities	Revenue from ordinary activities	Gain / (Loss)
In millions of COP
Protección S.A.	Associates	3,422,617	804,200	1,959,129	376,826
International Ejecutiva de Aviación S.A.S.	Joint ventures	124,574	115,822	87,639	7,723
Puntos Colombia S.A.S.	Joint ventures	300,468	242,743	479,509	31,774

For the purpose of applying the equity method to associates and joint ventures, the financial statements as of August 31, 2026 and December 31, 2025 respectively, were used.

NOTE 7. ASSETS HELD FOR SALE, NET

On December 18, 2025, Cibest, acting as seller, and Inversiones Cuscatlán Centroamérica S.A., acting as buyer, entered into a purchase and sale agreement whereby the seller transfers 100% of the shares of Banistmo S.A. (See Note 1. Reporting entity).

As a result of this agreement, the investment in Banistmo S.A. was reclassified, in December 2025, as an “Asset held for sale”, in accordance with IFRS 5.

On June 30, 2026, Cibest finalized the sale of Banistmo S.A. to Banco La Hipotecaria S.A., a subsidiary of Inversiones Cuscatlán Centroamérica S.A., for a total of USD 1,418,000.

NOTE 8. OTHER ASSETS, NET

The following details other assets, net as of September 30, 2026 and December 31, 2025:

	September 30, 2026	December 31, 2025
In millions of COP
Other accounts receivable (1)	850,524	57
Rights to be applied	848,969	-
Tax credit balances (2)	17,948	-
Prepaid expenses	165	413
Others (3)	2,953	69
Total other assets, net	1,720,559	539
(1)It mainly relates to outstanding dividends from Bancolombia S.A. in the amount of COP 850,500.
(2)This value includes advance income tax, ICA withholding on dividends and withholding tax on financial returns.

(3)It mainly corresponds to withholding tax transferable to shareholders on dividends received.
NOTE 9. BORROWINGS FROM OTHER FINANCIAL INSTITUTIONS
The composition of financial liabilities measured at amortized cost as of September 30, 2026 and December 31, 2025 is as follows:

	September 30, 2026	December 31, 2025
In millions of COP
Borrowings from foreign banks (1)	798,921	1,412,752
Total	798,921	1,412,752
(1)The variation is explained by the prepayments of loans to Bancolombia Panama, made in the months of March and May 2026, for a total principal amount of COP 471,175, coupled with the decrease in the exchange rate of September 2026, compared to December 2025. See Note 4.3. Hedge of a net investment in a foreign operation.
Borrowings from foreign banks

Financial entity	Minimum rate	Maximum rate	September 30, 2026
In millions of COP
Borrowings from correspondent banks (1) (2)	5.59%	5.59%	798,921
Total			798,921
(1)See Note 4.3. Hedge of a net investment in a foreign operation
(2)This amount includes principal of COP 775,205, and accrued interest of COP 23,716.

Financial entity	Minimum rate	Maximum rate	December 31, 2025
In millions of COP
Borrowings from correspondent banks	5.79%	5.85%	1,412,752
Total			1,412,752
The contractual maturities of financial obligations with foreign entities are as follows:

	September 30, 2026	December 31, 2025
In millions of COP
Long term (more than 1 year)	798,921	1,412,752
Total	798,921	1,412,752

NOTE 10. PREFERRED SHARES

Cibest recognized a financial liability for the obligation to pay preferential cash dividends to the holders of preferred shares.

Details of the liability related to preferred shares as of September 30, 2026 and December 31, 2025 are as follows:

	September 30, 2026	December 31, 2025
In millions of COP
Opening balance - minimum dividend on preferred shares	583,477	545,873
Interest expense on preferred shares (1)	41,803	37,604
Payment of dividends declared during the period	(56,974)	-
Total	568,306	583,477
(1) See details in Note 16.2. Interest expense

NOTE 11. INCOME TAX

The income tax is recognized in accordance with current tax regulations.

11.1. Components recognized in the separate income statement
The following table provides a detailed breakdown of total income tax for the nine-month periods ended September 30, 2026, and 2025, and for the three-month periods from July 1 to September 30, 2026, and 2025:

	Accumulated		Quarterly
	2026	2025	2026	2025
In millions of COP
Current tax
Fiscal year (1)	12,822	(8,497)	25,505	(8,497)
Prior fiscal terms	(10)	-	-	-
Total, current income tax	12,812	(8,497)	25,505	(8,497)
Deferred tax
Fiscal year (2)	23,827	(8,737)	24,843	(439)
Prior fiscal terms	(360)	-	-	-
Total, deferred tax	23,467	(8,737)	24,843	(439)
Total income tax continuous operations	36,279	(17,234)	50,348	(8,936)
(1) This amount mainly relates to the discontinued operation of Banistmo and the hedge accounting effects associated with Banagrícola.
(2) Primarily stemming from a tax shield linked to the loss in 2026.

11.2. Regulatory and legal changes

The Political Constitution of Colombia provides that, when events occur that seriously disrupt the country’s economic, social, and ecological order, the President of the Republic is authorized, with the signatures of all his ministers, to declare a state of emergency. This allows the President to issue decrees with the force of law, aimed exclusively at mitigating the crisis. These powers also permit, on a temporary basis, the establishment of new taxes or the modification of existing ones; such regulations cease to be in effect at the end of the following fiscal year.

On February 11, 2026, the Colombian government issued Decree 150, declaring a State of Economic, Social, and Ecological Emergency in certain departments of Colombia due to winter emergencies; subsequently, on February 24, 2026, it issued Legislative Decree 173, which established, as a temporary tax measure for fiscal year 2026, a wealth tax on Colombian legal entities that are income tax payers. This tax is levied on liquid assets that, as of March 1, 2026, are equal to or exceed 200,000 UVT (COP $10,475 million for 2026), at a general rate of 0.5% and a special rate of 1.6% for financial institutions, stockbrokers, and other entities in certain specific sectors. The Constitutional Court of Colombia, in Ruling C-191 of June 24, 2026, declared Decree 150 partially constitutional and is currently continuing to review the constitutionality of Legislative Decree 173.

11.3. Reconciliation of the effective tax rate

The following details the reconciliation between the total income tax expenses calculated at the current nominal tax rate and the tax expense recognized in the separate Income Statement for the nine-month periods ended September 30, 2026, and 2025 and for the three-month periods from July 1 to September 30, 2026 and 2025:

	Accumulated		Quarterly
Effective tax rate reconciliation	2026	2025	2026	2025
In millions of COP
Income before taxes from continuing operations	6,255,907	5,617,869	2,125,523	2,060,726
Applicable tax at nominal rate (1)	(2,189,567)	(1,966,254)	(743,933)	(721,254)
Non-deductible expenses for the determination of taxable profit	(52,606)	(28,542)	16,728	(18,098)
Net book and non-taxable income for the determination of taxable profit	2,258,395	1,986,738	767,024	731,015
Net tax and non-accountable income for the determination of taxable profit (2)	(1,318,990)	(2,332)	(377,546)	(1,811)
Net income from ordinary activities exempted from taxation	187,786	-	78,307	-
Income from ordinary activities not constituting income or occasional gain from taxable activities (2)	1,127,615	1,893	297,675	1,651
Previous fiscal years	(370)	-	-	-
Other tax rate effects due to reconciliation between book income and tax expense	24,016	(8,737)	12,093	(439)
Total tax continuous operations	36,279	(17,234)	50,348	(8,936)

(1) The nominal income tax rate is 35%.
(2) This applies to dividends paid out as tax-exempt by subsidiary companies.

11.4. Components recognized in the separate statement of comprehensive income (OCI)

From January 1 to September 30, 2026
In millions of COP
	Amounts before taxes	Deferred tax	Current tax expense	Net taxes
Utility in valuation of financial instruments	112	(17)	-	95
Net loss from investments in subsidiaries accounted for using the equity method (1)	(5,294,805)	-	-	(5,294,805)
Net loss from investments in associates and joint ventures accounted for using the equity method	(745)	-	-	(745)
Net Foreign Operations Investment Hedging Gain (2)	4,006,316	6,091	2,731	4,015,138
Net	(1,289,122)	6,074	2,731	(1,280,317)
(1) Includes the effects of exchange rate differences related to the line item in the OCI titled “Other comprehensive income to be reclassified to income.
(2) Includes the effects of reclassification from OCI following the disposal of its stake in Banistmo, amounting to 15,552 COP in current income tax and 29,113 COP in deferred income tax

January 1 through September 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net of taxes
Net gain on the valuation of financial instruments	1,796	(461)	1,335
Net income from investments in subsidiaries accounted for using the equity method (1) (2)	7,898,156	-	7,898,156
Net income from investments in associates and joint ventures accounted for using the equity method (2)	345	-	345
Net Investment Hedging Loss on Foreign Operations (3)	(3,921,437)	(37,532)	(3,958,969)
Net	3,978,860	(37,993)	3,940,867

(1)Includes the effects of exchange rate differences from the item referred to in OCI as “Other comprehensive income to be reclassified to income.
(2)Includes the effects of corporate restructuring transactions on the item referred to in the OCI as “Other comprehensive income to be reclassified to income.”
(3)Includes the effects of corporate restructuring transactions on the item referred to in the OCI as “Effects of hedge accounting.”

QUARTERLY REPORT

From July 1 to September 30, 2026
In millions of COP
	Amounts before taxes	Deferred tax	Current tax expense	Net taxes
Utility in valuation of financial instruments	95	(18)	-	77
Net loss from investments in subsidiaries accounted for using the equity method (1)	(283,950)	-	-	(283,950)
Net loss from investments in associates and joint ventures accounted for using the equity method	107	-	-	107
Net foreign exchange gain on foreign operations (2)	29,950	(10,482)	-	19,468
Net	(253,798)	(10,500)	-	(264,298)
(1)Includes the effects of foreign exchange differences related to the item referred to in the OCI as “Other comprehensive income to be reclassified to income.”
(2)Includes the effects arising from corporate restructuring transactions, corresponding to the item referred to in the OCI as "Effects of hedge accounting".

From July 1 to September 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net of taxes
Net income from financial instruments measured at fair value	94	(18)	76
Loss on valuation of investments in associates and joint ventures (1)	(682,238)	-	(682,238)
Unrealized loss on investments in associates and joint ventures using equity method(1)	(216)	-	(216)
Net income - net investment in foreign operations hedge (2)	52,456	(18,360)	34,096
Net	(629,904)	(18,378)	(648,282)
(1)Contains the effects of exchange rate differences from the item referred to in the OCI as “Other comprehensive income to be reclassified to income.”
(2)Includes the effects of corporate restructuring transactions on the item referred to in the OCI as “Other comprehensive income to be reclassified to income.”
(3)Includes the effects of corporate restructuring transactions on the item referred to in the OCI as “Effects of hedge accounting.”

11.5. Deferred tax

According to financial projections, the Group expects to generate sufficient net income in the future to offset the items recorded as deductible deferred taxes. These estimates are based on financial projections that were developed using economic research data from the Cibest Group and the expected economic environment for the next five years. The main indicators on which the models are based are GDP growth, portfolio growth, and interest rates. In addition to these factors, the Cibest Group’s long-term strategy is also taken into account.

	December 31, 2025	Effect on Income Statement	Effect on OCI	September 30, 2026
In millions of COP
Asset Deferred Tax:	-	-	-	-
Debt Securities	-	16,823	-	16,823
Tax credits	-	12,633	-	12,633
Other Deductions	360	5,809	-	6,169
Total Asset Deferred Tax	360	35,265	-	35,625
Liability Deferred Tax:	-	-	-	-
Investment Valuation	(4,073)	(307)	(17)	(4,397)
Financial obligations (1)	(8,859)	(11,491)	(23,023)	(43,373)
Total, deferred tax liabilities	(12,932)	(11,798)	(23,040)	(47,770)
Total, net deferred tax	(12,572)	23,467	(23,040)	(12,145)

(1) The change in OCI is due to investment hedging—see Note 4.3. Hedge of a net investment in a foreign operation

11.6. Amount of temporary differences in subsidiaries, branches, and associates over which deferred tax was not recognized is

In accordance with IAS 12, no deferred tax credit was recorded, because Management can control the future moment in which such differences are reversed and this is not expected to occur in the foreseeable future.

	September 30, 2026	December 31, 2025
In millions of COP
Temporary differences	-	-
Local subsidiaries	(7,487,190)	(5,665,440)
Foreign subsidiaries	(6,414,880)	(7,209,144)
11.7. Dividends
11.7.1. Dividend payment
Dividends to be distributed by the Cibest Group's will be subject to the application of section 48 and 49 of the Colombian Tax Code, and consequently, they will be subject to a withholding tax established by the norm. This is in accordance with the tax characteristics of each shareholder.

11.7.2. Dividends received from colombian subsidiary companies

Considering the historical tax status of the dividends received by the Cibest Group's from its affiliates and national subsidiaries, it is expected that in the future dividends will be received on the basis of non-income tax. They will not be subject to withholding tax, taking into account that the Cibest Group's, its affiliates and national subsidiaries belong to the same business group.
11.8. Uncertain tax positions

In the determination of the effective current and deferred taxes subject to review by the tax authority, the relevant regulations have been applied in accordance with the interpretations made by the Cibest Group's.
In Colombia, due to the complexity of the tax system, ongoing amendments to the tax regulations, accounting changes with implications on tax bases and in general the legal instability of the country, the tax administration's judgment may differ from that applied by Cibest Group's at any time. Consequently, a dispute or inspection by the tax authority on a tax treatment may affect accounting of assets or liabilities for deferred or current taxes, in accordance with the requirements of IAS 12. However.
Based on the criteria established in the interpretation of IFRIC 23, Cibest Group's did not recognize uncertain tax positions in its financial statements.

11.9. Transfer pricing rules
Cibest Group's recognizes transactions between related parties by applying the arm's length principle. These transactions are documented and reported to the Colombian tax administration. No transfer pricing adjustments are expected for the current fiscal year.

NOTE 12. OTHER LIABILITIES

The following section details other liabilities as of September 30, 2026 and December 31, 2025:

	September 30, 2026	December 31, 2025
In millions of COP
Accounts payable (1)	2,386,947	1,702
Salaries and labor obligations	716	272
Short-term benefits and bonuses	1,690	2,328
Others	2	1
Total	2,389,355	4,303
(1)This mainly corresponds to dividends payable to shareholders for COP 2,168,520, payable in October and December 2026 in accordance with the profit distribution approved at the General Shareholders' Meeting.

NOTE 13. SHARE CAPITAL

The subscribed and paid-in capital is the following:

	September 30, 2026	December 31, 2025
Authorized shares	1,400,000,000	1,400,000,000
Subscribed and paid-in shares:
Common shares	509,704,584	509,704,584
Preferred dividend shares without voting rights	452,122,416	452,122,416
Total subscribed and paid-in shares	961,827,000	961,827,000
Subscribed and paid capital (nominal value in millions of COP)	480,914	480,914
Authorized capital (nominal value in millions of COP) (1)	700,000	700,000
(1) The nominal value per share is five hundred pesos (COP 500).

Distribution and payment of dividends

Dividends must be approved at the Ordinary General Meeting upon the recommendation of the Board of Directors.

Except in the events indicated below, this approval corresponds to a simple majority of the shares represented at the Meeting.

In accordance with the legal regime applicable to Cibest, the company is required to distribute at least fifty percent (50%) of its net profits, unless shareholders representing seventy-eight percent (78%) of the shares present at the meeting approve a different distribution amount. When the total of the legal, statutory, or occasional reserves exceeds one hundred percent (100%) of subscribed share capital, the mandatory distribution of net profits increases to seventy percent (70%).

Dividend distribution must be made to all shareholders in cash and within the year following the General Assembly in which the dividend was declared. If not paid in cash, the dividend payment—requiring shareholders to receive it in the form of fully paid-up shares of the company—shall require the favorable vote of eighty percent (80%) of the represented common shares and eighty percent (80%) of the subscribed preferred shares with no voting rights.

The annual net profits of Cibest must be applied as follows: (i) first, an amount equal to 10% of Cibest’s net profits to a legal reserve until such reserve is equal to at least 50% of the Cibest’s subscribed share capital; (ii) second, to the payment of the minimum dividend on the preferred shares and without voting rights; and (iii) third, as may be determined in the ordinary annual general ordinary shareholders' meeting by the vote of the holders of a majority of the shares entitled to vote.

Common shares

The holders of common shares are entitled to vote on any matter subject to approval at an annual general ordinary shareholders' meeting. Within 15 business days prior to such meeting, such holders are entitled to inspect the books and records of the Company.

Also, the holders of common shares will receive a proportion of the profits subject to the provisions of law, statutes and established by the General Shareholders’ Meeting.The dividend received by holders of common shares may not be higher than the dividend assigned to preferred shares and without voting rights.

Preferred shares with no voting rights

The holders of preferred shares with no voting rights are entitled to receive dividends based on the net profits of the previous year, after deducting the losses affecting the capital and after deducting the amount legally allocated to the legal reserve, but before creating or accruing any other reserve.

The minimum preferred dividend shall be equal to one percent (1%) per annum of the subscription price of the preferred share provided that this dividend is higher than the dividend assigned to the common shares. Otherwise, the dividend will be increased up to an amount equal to the dividend per share of common stock.

The payment of the preferred dividend will be made at the time and in the manner established by the general shareholders' meeting and with the priority established by Colombian law.

Any dividend payable in shares issued as a stock dividend of the Company requires the approval of eighty percent (80%) or more of the common shares represented and eighty percent (80%) or more of the outstanding preferred shares without voting rights. In the event that none of the holders of non-voting preferred shares is present at such meeting, the share dividend may only be distributed to holders of common shares who approve such distribution.

Reserved Shares

These are the shares available between the maximum limit of authorized capital and the subscribed share capital. Cibest has 438,173,000 shares in reserve.

Repurchased Own Shares

On March 24, 2026, at the General Shareholders’ Meeting approved the termination of the share and ADR repurchase program, which had been approved by the general shareholders' meeting on June 9, 2025. Likewise, the implementation of a new share repurchase program was approved, for an amount not exceeding COP 1,350,000, over a period of three (3) years, beginning on the date the Board of Directors approves the regulations for the 2026 Repurchase Program.

During the period, the entity repurchased its own shares (common and preferred), which are presented as a deduction from equity in the separate interim statement of financial position. For more information, see Note 14. Appropriated reserves.

	September 30, 2026	December 31, 2025
Subscribed and paid common shares	509,704,584	509,704,584
Repurchased common shares	(1,229,831)	(601,452)
Total common shares outstanding	508,474,753	509,103,132
Subscribed and paid preferred shares	452,122,416	452,122,416
Repurchased preferred shares	(15,935,203)	(8,010,884)
Total preferred shares outstanding	436,187,213	444,111,532
Total shares outstanding	944,661,966	953,214,664

NOTE 14. APPROPRIATED RESERVES

As of September 30, 2026 and December 31, 2025, the reserves were made up as follows:

	September 30, 2026	December 31, 2025
In millions of COP
Appropriation of net income (1)	5,013,050	8,578,816
Occasional reserve (2)	2,560,317	1,166,556
Reserve for treasury share acquisition (3)	813,681	918,582
Total reserves (4)	8,387,048	10,663,954
(1)In compliance with Article 452 of the Commercial Code of the Republic of Colombia and is mandatory until it reaches fifty percent (50%) of subscribed share capital. The legal reserve serves two specific purposes: to increase and maintain the company’s capital, and to absorb losses arising from operations. Therefore, its balance may not be distributed as dividends to shareholders
(2)On August 26, 2026, the General Shareholders' Meeting approved the partial change in the purpose of the occasional reserve entitled "For the strengthening of equity and future distributions" in the amount of COP 1,200,665, for the extraordinary distribution of dividends.
(3)The General Shareholders' Meeting held on March 24, 2026, approved the transfer of COP 431,418 to be added to the reserve for share repurchases, in order to implement a new share repurchase program for a maximum amount of COP 1,350,000. As of September 30, 2026, and December 31, 2025, share repurchases totaling COP 536,172 and COP 430,542, respectively, had been executed, with associated transaction costs of COP 147 and COP 876 respectively.
(4)See Separate Interim Statement Of Changes In Equity of Grupo Cibest.

As of September 30, 2026, the movement in the reserve for share repurchases is as follows:

	September 30, 2026	December 31, 2025
In millions of COP
Opening balance	918,582	-
Establishment of reserve for share repurchase	431,418	1,350,000
Repurchase of common shares (1)	(45,541)	(34,706)
Repurchase of preferred shares (2)	(490,631)	(395,836)
Transaction costs	(147)	(876)
Balance of the reserve for the repurchase of own shares (3)	813,681	918,582
(1) As of September 30, 2026, 1,229,831 common shares had been repurchased. See Note 13. Share capital
(2)As of September 30, 2026 15,935,203 preferred shares had been repurchased. See Note 13. Share capital

NOTE 15. OPERATING INCOME
The following information pertains to operating income for the nine-month periods ended September 30, 2026, and 2025 and for the three-month periods from July 1 to September 30, 2026 and 2025:

15.1. Net income from equity method investments

The following table shows the details of dividend and equity participation income for the nine-month periods ended September 30, 2026, and 2025 and for the three-month periods from July 1 to September 30, 2026 and 2025:

	Accumulated		Quarterly
Income from equity participation	2026	2025	2026	2025
In millions of COP
Equity method	6,515,298	5,663,539	2,318,038	2,069,325
Bancolombia S.A.	5,658,437	4,676,231	2,078,880	1,598,726
Banagrícola S.A. and Subsidiaries	312,514	433,020	85,254	143,085
Cibest Investments S.A.S.	295,624	108,084	108,873	82,894
Grupo Agromercantil Holding	199,275	92,803	19,704	39,360
Other Subsidiaries	49,448	(11,463)	25,327	26,417
Banistmo S.A. (1)	-	364,864	-	178,843
Equity method investments in associates and joint ventures	8,448	11,307	4,604	4,813
Puntos Colombia S.A.S.	9,570	8,319	3,601	3,990
Protección S.A.	1,721	2,026	49	1,025
International Ejecutiva de Aviación S.A.S. (2)	(2,843)	962	954	(202)
Equity Instruments	164	88	4	88
Dividends	-	5	-	-
Total net income from equity interest	6,523,910	5,674,939	2,322,646	2,074,226
(1)Due to the purchase agreement signed on December 18, 2025, the investment in Banistmo S.A. was classified as an asset held for sale; the sale was formalized in June 2026.
(2)As of September 2026, the variation in earnings is primarily explained by a decline in revenue from domestic air transportation services, partially offset by a reduction in costs associated with air operations.

15.2. Interest and valuation of financial instruments

The following table shows the details of the interest and valuation of financial instruments for the nine-month periods ended September 30, 2026, and 2025 and for the three-month periods from July 1 to September 30, 2026 and 2025:

	Accumulated		Quarterly
Interest rates and valuation of financial instruments	2026	2025	2026	2025
In millions of COP
Interest income	130,638	41,748	69,499	26,667
Virtual investment interest	92,824	38,457	50,974	24,117
Savings account interest	37,814	3,291	18,525	2,550
Valuation of financial instruments	(16,410)	-	(16,410)	-
Debt instruments (1)	(16,410)	-	(16,410)	-
Total interest and valuation of financial instruments	114,228	41,748	53,089	26,667
(1)Variation associated with the fair value measurement of the debt instrument, resulting from movements observed in market conditions, primarily interest rates and the trading prices of financial instruments. The subordinated bond was acquired from Bancolombia S.A. in July.

15.3. Other operating income (expenses), net

Other operating income (expenses), net, is comprised of the following items for the nine-month periods ended September 30, 2026, and 2025 and for the three-month periods from July 1 to September 30, 2026 and 2025:

	Accumulated		Quarterly
Other operating income, net	2026	2025	2026	2025
In millions of COP
Exchange rate difference (1)	(221,662)	1,545	(214,140)	920
Others	334	-	64	-
Total other operating income, net	(221,328)	1,545	(214,076)	920
(1)The variation is primarily attributable to the foreign currency remeasurement of the savings account, resulting from the proceeds received from the sale of Banistmo in June and the decrease in the exchange rate. Additionally, the variation was impacted by the dividend receivable from Grupo Agromercantil Holding and the interest associated with the financial obligation with Bancolombia Panama.

NOTE 16. OPERATING EXPENSES

The following information relates to operating expenses for the nine-month periods ended September 30, 2026, and 2025 and for the three-month periods from July 1 to September 30, 2026 and 2025:

16.1. Salaries and employee benefits

The breakdown of salaries and benefits for employees for the nine-month periods ended September 30, 2026, and 2025 and for the three-month periods from July 1 to September 30, 2026 and 2025:

	Accumulated		Quarterly
Salaries and benefits for employees	2026	2025	2026	2025
In millions of COP
Salaries	5,211	2,283	1,701	1,633
Bonuses	1,920	931	512	931
Social security contributions	1,180	818	379	682
Vacation expenses	226	101	75	75
Defined Benefit severance obligation and interest	145	36	51	27
Private premium	77	15	25	15
Indemnization payment	13	-	-	-
Others	227	23	70	16
Total salaries and employee benefit	8,999	4,207	2,813	3,379
16.2. Interest expense

The breakdown of interest expenses for the nine-month periods ended September 30, 2026, and 2025 and for the three-month periods from July 1 to September 30, 2026 and 2025:

	Accumulated		Quarterly
Interest expense	2026	2025	2026	2025
In millions of COP
Interest on financial obligations (1)	42,672	36,263	10,774	21,665
Interest on preferred shares (2)	41,803	42,425	14,215	13,775
Total interest expense	84,475	78,688	24,989	35,440
(1)The variation is due to the fact that the period covered by the financial obligation was shorter in 2025 compared to 2026.
(2)Primarily accrual of interest on preferred shares. See Note 10. Preferred shares

16.3. Administrative and general expenses
The details of administrative and general expenses for the nine-month periods ended September 30, 2026, and 2025 and for the three-month periods from July 1 to September 30, 2026 and 2025:

	Accumulated		Quarterly
Administrative and general expenses	2026	2025	2026	2025
In millions of COP
Taxes (1)	29,683	11,788	4,278	558
Fees (2)	3,358	507	938	507
Commissions	2,627	474	1,006	473
Audit and board fees	2,369	1,327	774	864
Others (3)	14,310	3,263	966	137
Total administrative and general expenses	52,347	17,359	7,962	2,539
Wealth tax	14,891	-	-	-
(1)The increase was mainly driven by ICA tax on dividends received amounting to COP 17,196 and GMF (financial transactions tax) amounting to COP 11,831. On the other hand, there was a decrease in stamp tax of COP 11,132.
(2)Primarily fees for investor relations and capital markets, and legal advice and projects.
(3)Mainly tax assumed for interest paid on financial obligations in Panama for COP 11,922.

NOTE 17. RELATED PARTY TRANSACTIONS

IAS 24 Related Party Disclosures requires a reporting entity to disclose:
(a) transactions with its related parties; and
(b) relationships between parents and subsidiaries, regardless of whether transactions have taken place between those related parties.
This Standard requires disclosure of information on related party relationships, transactions, outstanding balances, including commitments, in the separate financial statements of a parent or investors with joint control of, or significant influence over, an investee.
Under IAS 24, related parties are understood to be those in which one party has the ability to control the other party or exercise significant influence over its operating and financial decisions, or where another entity controls both parties. For Cibest, the following are considered related parties:
Shareholders: Shareholders that individually hold more than 20% of Cibest's share capital, namely Grupo de Inversiones Suramericana S.A.
Subsidiaries: Entities over which the Company exercises direct control.
Associates and joint ventures: Entities over which the Company exercises significant influence.
Other related parties: Other entities not included in the categories above.

Key management personnel: This category includes Legal Representatives, members of the Board of Directors and Senior Management, as well as their close family members, understood to include spouses or permanent partners and children, and investments representing 50% or more of the share capital.
Cibest's corporate purpose is to invest in movable and immovable assets and, in particular, to invest in shares, equity interests, ownership interests, or any other equity instruments in Colombian and/or foreign companies or entities, and to manage such investments.
It should be noted that, during the periods ended September 30, 2026 and December 31, 2025, there were no transactions between Cibest and its related parties whose terms and conditions differed from those applicable to transactions conducted with third parties.

	Shareholders with an interest equal to or greater than 20% of Cibest (1)	Subsidiaries	Associates and Joint Ventures	Key Management Personnel and Family Members	Other related parties(1)
In millions of COP
Assets
Cash and cash equivalents	-	183,763	-	-	23,672
Investments at amortized cost	-	2,646,383	-	-	-
Financial instruments in debt securities	-	983,590	-	-	-
Equity financial instruments	-	149	-	-	-
Investments in subsidiaries	-	37,289,412	-	-	-
Investments in associates and joint ventures	-	-	53,321	-	-
Other assets	-	850,500	-	-	-
Total Assets	-	41,953,797	53,321	-	23,672
Liabilities
Borrowings from other financial institutions	-	-	-	-	798,921
Other liabilities	530,188	-	-	116	-
Total Liabilities	530,188	-	-	116	798,921
Income
Equity method	-	6,515,298	8,448	-	-
Interest income from the virtual investment	-	164	-	-	-
Interest income and other operating income	-	114,228	-	-	115
Total income	-	6,629,690	8,448	-	115
Expenses
Interest expense	-	-	-	-	42,672
Net impairment of investment net of taxes	-	-	-	-	-
Impairment of investment at amortized cost	-	191	-	-	-
Other expenses	202	173	-	2,132	655
Total Expenses	202	364	-	2,132	43,327
As of September 30, 2026, directors' fees totaled COP 2,102 for attending board meetings.

Payments to senior management for short-term compensation amounted to COP 1,432, and termination benefits totaled COP 13.

	Shareholders with an interest equal to or greater than 20% of Cibest (1)	Subsidiaries	Associates and Joint Ventures	Key Management Personnel and Family Members	Other related parties(1)
In millions of COP
Assets	-	-	-	-	-
Cash and cash equivalents	-	115,689	-	-	1,131
Investments at amortized cost	-	1,331,390	-	-	-
Investments in subsidiaries	-	35,406,058	-	-	-
Investment in associates and joint ventures	-	-	63,911	-	-
Asset held for sale	-	5,263,986	-	-	-
Total assets	-	42,117,123	63,911	-	1,131
Liabilities	-	-	-	-	-
Borrowings from other financial institutions	-	-	-	-	1,412,752
Other liabilities	-	-	-	71	4
Total liabilities	-	-	-	71	1,412,756
Income	-	-	-	-	-
Equity method of accounting	-	6,797,841	21,844	-	-
Valuation of financial instruments	-	62,984	-	-	-
Total income	-	6,860,825	21,844	-	-
Expenses
Interest expense	-	-	-	-	56,554
Impairment of investment net of taxes
Impairment of investments at amortized cost	-	181	-	-	-
Administrative and general expenses	-	123	-	1,945	541
Total expenses	-	3,452,299	-	1,945	57,095

NOTE 18. LIABILITIES FROM FINANCING ACTIVITIES

The following table presents the reconciliation of the balances of liabilities from financing activities as of September 30, 2026:

	Beginning balance as of January 1, 2026	Cash flows	Changes other than cash		Ending balance as of September 30, 2026
			Adjustment for the effects of exchange rate changes	Accrued interest
In millions of COP
Liabilities from financing activities
Financial obligations (1)	1,412,752	(552,552)	(103,951)	42,672	798,921
Preferred stock	583,477	(56,974)	-	41,803	568,306
Total liabilities from financing activities	1,996,229	(609,526)	(103,951)	84,475	1,367,227
(1)The cash flow movement is mainly attributable to prepayments made to Bancolombia Panama. See Note 9. Borrowings from other financial institutions. The effect of foreign exchange differences comprises the remeasurement of principal amounting to COP 102,412 and the remeasurement of interest amounting to COP 1,539.

NOTE 19. FAIR VALUE OF ASSETS AND LIABILITIES

To determine fair value, the characteristics of the asset or liability are considered in the same manner as market participants would consider them when pricing the asset or liability at the measurement date.

Valuation process for fair value measurements

Fair value measurement is performed using the prices, inputs, and methodologies provided by the Group’s official price provider, Precia.

All methodologies and procedures developed by the pricing services provider are supervised by the Superintendencia Financiera de Colombia, which has its authorization.

The following table presents the carrying amount and fair value of assets and liabilities as of September 30, 2026 and December 31, 2025.

	September 30, 2026		December 31, 2025
	Carrying amount	Fair value	Carrying amount	Fair value
In millions of COP
Assets
Investments at amortized cost (1)	2,646,383	2,646,383	1,331,390	1,331,390
Financial instruments in the form of debt securities	983,590	983,590	-	-
Equity financial instruments	4,521	4,521	4,384	4,384
Asset held for sale	-	-	5,263,986	5,263,986
Total assets	3,634,494	3,634,494	6,599,760	6,599,760
Liabilities
Financial obligations (2)	798,921	798,921	1,412,752	1,412,752
Preferred stock (3)	568,306	445,049	583,477	324,260
Total liabilities	1,367,227	1,243,970	1,996,229	1,737,012
(1)See Note 4. Investment financial assets
(2)See Note 9. Borrowings from other financial institutions
(3)See Note 10. Preferred shares

Fair value measurement

Assets and liabilities

a. Debt securities

Cibest determines the price of its debt investments using prices provided by its official pricing service (Precia) and assigns the corresponding level in accordance with the procedure described at the beginning of this note..

b. Equity securities

Cibest performs the market price valuation of its equity investments using the prices provided by Precia, and classifies these investments according to the procedure described at the beginning of this note. Likewise, to determine the fair value of unquoted equity securities, Cibest adjusts the value of the investment based on its ownership percentage and the subsequent changes in the issuer’s equity. Holdings in mutual funds, trusts, and collective portfolios are valued using the unit value calculated by the management company.

c. Assets held for sale measured at fair value less costs to sell

Cibest measured its investment in Banistmo S.A., classified as held for sale, at fair value less costs to sell.
Fair value hierarchy

IFRS 13 establishes a fair value hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable, that reflects the significance of inputs adopted in the measurement process. In accordance with IFRS the financial instruments are classified as follows:

Level 1: Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities. An active market is a market in which transactions for the asset or liability being measured take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Level 2 generally includes: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain retained residual interests in securitizations, asset-backed securities (ABS) and highly structured or long-term derivative contracts where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

Assets and liabilities measured at fair value on a recurring basis

The following table presents assets and liabilities by fair value hierarchy that are measured on a recurring basis as of September 30, 2026 and December 31, 2025:

ASSETS
Instrument type	September 30, 2026				December 31, 2025
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Financial instruments in the form of debt securities
Bonds (1)	-	-	983,590	983,590	-	-	-	-
Total Financial instruments in the form of debt securities	-	-	983,590	983,590	-	-	-	-
Equity instruments
Equity instruments at fair value	-	149	4,372	4,521	-	124	4,260	4,384
Total equity instruments	-	149	4,372	4,521	-	124	4,260	4,384
Total assets	-	149	987,962	988,111	-	124	4,260	4,384

(1) This corresponds to the investment in the AT1 bond issued by Bancolombia S.A.

Fair value of assets and liabilities measured at fair value on a non‑recurring basis

Cibest measured the discontinued operation Banistmo S.A., classified as held for sale, at fair value less costs to sell. The following breakdown presents the fair value hierarchy of the assets, classified by level:

ASSETS
Instrument type	September 30, 2026				December 31, 2025
	Valuation hierarchy			Total fair value	Valuation hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Asset held for sale (1)	-	-	-	-	-	-	5,263,986	5,263,986
Total	-	-	-	-	-	-	5,263,986	5,263,986

(1) In December 2025, the investment in Banistmo was reclassified as an "asset held for sale," and on June 30, 2026, Cibest finalized the sale of Banistmo to Banco La Hipotecaria S.A., a subsidiary of Inversiones Cuscatlán Centroamérica S.A.

Fair value of assets and liabilities that are not measured at fair value in the statement of financial position

The following table presents for each level of the fair value hierarchy Cibest's assets and liabilities that are not measured at fair value in the statement of financial position, however, the fair value as of September 30, 2026 and December 31, 2025:

ASSETS
Instrument type	September 30, 2026				December 31, 2025
	Valuation hierarchy			Total fair value	Valuation hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Investments at amortized cost (1)	-	-	2,646,383	2,646,383	-	-	1,331,390	1,331,390
Total	-	-	2,646,383	2,646,383	-	-	1,331,390	1,331,390

(1) The increase corresponds to the opening of new virtual investments at Bancolombia S.A.

LIABILITIES
Instrument type	September 30, 2026				December 31, 2025
	Valuation hierarchy			Total fair value	Valuation hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Financial obligations	-	-	798,921	798,921	-	-	1,412,752	1,412,752
Preferred stock	-	-	445,049	445,049	-	-	324,260	324,260
Total	-	-	1,243,970	1,243,970	-	-	1,737,012	1,737,012

IFRS requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value. Certain categories of assets and liabilities, however, are not eligible for being measured at fair value.

The financial instruments below are not measured at fair value on a recurring and nonrecurring basis:

Short-term financial instruments

Short-term financial instruments are valued at their carrying amounts included in the separate interim statement of financial position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach was used for cash and cash equivalents, accrued interest receivable, customers’ acceptances, accounts receivable, accounts payable, accrued interest payable and bank acceptances outstanding.

Borrowings from other financial institutions

The fair value of borrowings from other financial institutions was determined using discounted cash flow models. The cash flows projection of capital and interest was made according to the contractual terms, considering capital amortization and interest bearing.

Preferred shares

In the valuation of the liability component of preferred shares related to the minimum dividend of 1% of the subscription price, Cibest uses the Gordon Model to price the obligation, taking into account its own credit risk, which is measured using the market spread based on observable inputs such as quoted prices of sovereign debt. The Gordon Model is commonly used to determine the intrinsic value of a stock based on a future series of dividends that are estimated by Cibest and growth at a constant rate considering the Cibest’s own perspectives of the payout ratio.

Changes in Level 3 fair value category

The following table presents the reconciliation of assets and liabilities measured at fair value on a recurring basis using unobservable inputs as of September 30, 2026:

As of September 30, 2026

Instrument type	Balance January 1, 2026	Included in income	Included in OCI	Purchases	Sales	Reclassifications	Transfers to Level 3	Transfers out of Level 3	Balance September 30, 2026
In millions of COP
Assets
Financial instruments in the form of debt securities
Bonds	-	(16,410)	-	1,000,000	-	-	-	-	983,590
Total Financial instruments in the form of debt securities	-	(16,410)	-	1,000,000	-	-	-	-	983,590
Equity investments at fair value	4,260	-	112	-	-	-	-	-	4,372
Total assets	4,260	(16,410)	112	1,000,000	-	-	-	-	987,962

As of December 31, 2025

Instrument type	Balance January 1, 2025	Included in income	Included in OCI	Purchases	Sales	Reclassifications	Transfers to Level 3	Transfers out of Level 3	Balance December 31, 2025
In millions of COP
Assets
Equity investments at fair value	-	-	13	4,247	-	-	-	-	4,260
Total assets	-	-	13	4,247	-	-	-	-	4,260

Level 3 fair value – transfers

The following were the significant level 3 transfers at September 30, 2026:

Transfers between Level 1 and Level 2 to Level 3:

As of September 30, 2026, no level transfers were reported for Cibest.

Transfers between Level 3 and Level 1 and 2:

As of September 30, 2026, no level transfers were reported for Cibest.

Transfers between Level 1 and Level 2 of the Fair Value hierarchy

As of September 30, 2026, no level transfers were reported for Cibest.

Quantitative Information about Level 3 Fair Value measurements

The fair value of financial instruments is, in certain circumstances, measured using valuation techniques that incorporate assumptions that are not evidenced by prices from observable market transactions in the same instrument and are not based on observable market data. Changing one or more of the inputs to the valuation models to reasonably possible alternative assumptions would change the fair values and therefore a valuation adjustment would be recognized through income statement. Favorable and unfavorable changes are determined on the basis of changes in the value of the instrument as a result of varying the levels of the unobservable input.

The following table sets forth information about significant unobservable inputs related to the Cibest’s material categories of level 3 financial assets and liabilities and the sensitivity of these fair values to reasonably possible alternative assumptions.

As of September 30, 2026

Instrument type	Fair value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Input sensitivity increased by 100 bps	Input sensitivity decreased by 100 bps
Equity instruments
Equity instruments	4,372	Based on price	Price	NA	NA	NA	NA
Financial instruments in the form of debt securities
Corporate bonds	983,590	Discounted cash flows	Margin (1)	11.58% to 13.75%	13.32%	927,111	1,048,112

(1) Margin: the margin reflects risks not incorporated into the reference rate such as credit risk and is the value that, when combined with the reference rate, yields the discount rate used to determine the price of the security in the transaction.

As of December 31, 2025

Instrument type	Fair value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Input sensitivity increased by 100 bps	Input sensitivity decreased by 100 bps
Equity instruments
Equity instruments	4,260	Based on price	Price	NA	NA	NA	NA

NOTE 20. DISCONTINUED OPERATION

On December 18, 2025, it was announced to the market that a share purchase agreement had been entered into with Inversiones Cuscatlán Centroamérica S.A. for the sale of 100% of the shares of Banistmo S.A. At that date, the investment was classified as a discontinued operation, resulting in a net loss of COP 3,050,037. The sale was completed on June 30, 2026.

As a result of the completion of the sale, Cibest transferred 100% of the shares of Banistmo to Banco La Hipotecaria S.A., a subsidiary of Inversiones Cuscatlán Centroamérica S.A., in exchange for the previously announced agreed sale price of USD 1,418,000. The transaction price was paid with funds from La Hipotecaria and an international syndicated loan.

As a result, Banistmo ceased to be a subsidiary of Grupo Cibest and became wholly owned by Grupo Inversiones Cuscatlán. Grupo Cibest reports that it has not entered into any agreements with Inversiones Cuscatlán regarding the election of directors or other material corporate matters.

This divestment is part of a long-term corporate strategy aimed at optimizing the Group's portfolio, focusing its growth on strategic markets and maximizing value creation for its shareholders.

The following are the results of discontinued operations that are recognized within the profit or loss for the period:

	September 30, 2026	September 30, 2025
In millions of COP
Reclassification from OCI	(77,482)	-
Foreign exchange difference	2,849	-
Net dividends received	36,597	-
Loss from discontinued operations	(38,036)	-

NOTE 21. EVENTS AFTER THE REPORTING PERIOD

The separate financial statements of Grupo Cibest S.A. ffor the nine-month period ended September 30, 2026, were authorized for issuance by the Vice President of Strategy and Finance on November 9, 2026.

RISK MANAGEMENT

Through September 2026, the global economy has been marked by rising inflationary risks, a more restrictive monetary policy stance among central banks in advanced economies, and heightened geopolitical uncertainty stemming from the conflict in the Middle East. Although energy markets have experienced temporary periods of relief, risks of disruptions to oil and gas supplies persist, intensifying volatility in international energy prices and contributing to sustained inflationary pressures across several economies.

Against this backdrop, the strength of the U.S. dollar, increased global risk aversion, and tighter financial conditions continue to pose significant challenges to global economic growth and, particularly, to emerging economies.

CREDIT RISK

Credit risk is the risk of an economic loss to Grupo Cibest resulting from the counterparty, issuer, or debtor failing to meet their financial obligations, a decline in credit quality stemming from a downgrade in their rating, reduced earnings and returns, concessions granted in restructurings, and recovery costs.

Credit Risk Management – investment financial instruments

The portfolio is exposed to credit risks given the probability of incurring losses originated by the default in the payment of a coupon, principal and/or yields/dividends of a financial instrument by its issuer or counterparty. The probability of this type of events materializing may increase if there are scenarios of concentration in few issuers (counterparties) and whose credit performance is reflected by higher risk ratings; likewise, increases in credit risk may occur in scenarios in which the portfolio presents low levels of diversification at the level of type and sector of the counterparties with which financial asset transactions are carried out.

Grupo Cibest continuously monitors compliance with established credit risk limits and the related utilization levels. In addition, follows up and manages alerts on counterparties and issuers of securities, based on public market information and relevant news regarding their performance; These actions help mitigate the risk of default or declines in the value of the positions held.

Credit Quality Analysis - investment financial instruments

In order to evaluate the credit quality of a counterparty or issuer (to determine a risk level or profile), Grupo Cibest relies on two rating systems: an external one and an internal one, both of which make it possible to identify a degree of risk differentiated by segment and country and to apply the policies that have been established for issuers or counterparties with different levels of risk, in order to limit the impact on liquidity and/or the income statement of Grupo Cibest.

External credit rating system: is divided by the type of rating applied to each instrument or issuer; in this way the geographic location, the term and the type of instrument allow the assignment of a rating according to the methodology that each examining agency uses.

Internal credit rating system: the “ratings or risk profiles” scale is created with a range of levels that go from low risk to high risk (this can be reported in numerical or alphanumerical scales), where the rating model is sustained by the implementation and analysis of quantitative variables and other objective criteria at the sector level, which according to the relative analysis of each variable, determine credit quality; in this way the internal credit rating system aims to establish adequate margin in decision-making regarding the management of financial instruments.

In accordance with the criteria and considerations specified in the internal rating allocation and external credit rating systems methodologies, the following schemes of relation can be established, according to credit quality given to each one of the qualification scales:

Low Risk: all investment grade positions (from AAA to BBB-), as well as those issuers that according to the information available (financial statements, relevant information, external ratings, CDS, among others) reflect adequate credit quality.

Medium Risk: all speculative grade positions (from BB+ to BB-), as well as those issuers that according to the available information (financial statements, relevant information, external qualifications, CDS, among others) reflect weaknesses that could affect their financial situation in the medium term.

High Risk: all positions with a higher of speculative grade (from B+ to D), as well as those issuers that according to the information available (financial statements, relevant information, external qualifications, CDS, among others) reflect a high probability of default of financial obligations or that already have failed to fulfill them.

•Credit Quality Analysis

Maximum Exposure to Credit Risk	Debt Instruments (1)		Equity (2)
	September 30, 2026	December 31, 2025	September 30, 2026	December 31, 2025
In Millions of COP
Low Risk	-	-	-	-
Medium Risk	3,629,973	1,331,390	149	124
High Risk	-	-	-	-
Without Rating	-	-	4,372	4,260
Total	3,629,973	1,331,390	4,521	4,384
(1)The balance corresponds to virtual investments held with Bancolombia S.A. In addition, on July 8, 2026, Grupo Cibest acquired a subordinated bond issued by Bancolombia S.A. for COP 1,000,000, maturing in 2144 and bearing interest at an annual effective rate of 14.30%, payable quarterly in arrears. The investment was classified and measured at fair value through profit or loss (FVTPL). The balance as of September 30, 2026 includes the fair value measurement of this financial instrument.
(2) See Note 4. Investment financial assets.

•Financial credit quality of investment financial instruments

Equity: Positions do not represent significant risks.
Debt instruments: None of the debt instruments were in default.

•Maximum exposure level to the credit risk given:

Maximum Exposure to Credit Risk	Maximum Exposure		Collateral		Net Exposure
	September 30, 2026	December 31, 2025	September 30, 2026	December 31, 2025	September 30 2026	December 31, 2025
In Millions of COP
Debt Instruments (1)	3,629,973	1,331,390	–	–	3,629,973	1,331,390
Equity (2)	4,521	4,384	–	–	4,521	4,384
Total	3,634,494	1,335,774	–	–	3,634,494	1,335,774
(1)The balance corresponds to virtual investments held with Bancolombia S.A. In addition, on July 8, 2026, Grupo Cibest acquired a subordinated bond issued by Bancolombia S.A. for COP 1,000,000, maturing in 2144 and bearing interest at an annual effective rate of 14.30%, payable quarterly in arrears. The investment was classified and measured at fair value through profit or loss (FVTPL). The balance as of September 30, 2026 includes the fair value measurement of this financial instrument.
(2) See Note 4. Investment financial assets.

As of September 30, 2026, the maximum exposure to credit risk is primarily concentrated in debt securities issued by Bancolombia S.A., which are subject to ongoing monitoring of credit limits and credit quality.

MARKET RISK
Market risk refers to the possibility of incurring losses due to changes in equity prices, interest rates, exchange rates, and other indicators whose values are determined in public markets. It also encompasses the probability of unexpected changes in net interest income and the economic value of equity resulting from fluctuations in market interest rates.
At Grupo Cibest, market risks are identified, measured, monitored, controlled and communicated to make timely decisions for their adequate mitigation and to generate greater added value for shareholders. The guidelines or risk framework, policies and methodologies for market risk management are approved by the Board of Directors.
Measurement, management and control of market risks, an internal methodology is used by weighted historical simulation, using a confidence level of 99%, a holding period of 10 days, and a time window of one year or 250 daily data.
Market Risk Management
This section describes the market risk to which Grupo Cibest is exposed, as well as the tools and methodologies used in its measurement as of September 2026. Grupo Cibest measures its market risk exposure using a Weighted Historical Simulation Value at Risk (VaR) methodology, with a 99% confidence level and a 10-day time horizon.
Grupo Cibest total exposure to market risk has registered a Value at Risk (VaR) of COP 358,394. This result is mainly driven by foreign exchange risk arising from the USD denominated equity investment position of COP 5.7 trillion.

Risk factor	September 30, 2026
In millions of COP
End of period
Exchange rate	315,951
Collective investment funds	-0.30
Investments in Corporate Bonds	42,444
Total VaR	358,394

Assumptions and limitations of VaR model
Although VaR models represent a recognized tool for risk management, they have inherent limitations, including reliance on historical data that may not be indicative of the future behavior of market variables. Accordingly, VaR models should not be considered predictive of future outcomes. In this regard, an entity could incur losses that exceed the values indicated by the models for a specific day or period, i.e. VaR models do not calculate the largest possible loss. Accordingly, the results of these models and the analysis of these models are subject to the expertise and reasonable judgement of those involved in Grupo Cibest's risk management.

LIQUIDITY RISK
Liquidity risk is understood as the inability to meet payment obligations in a full and timely manner on the corresponding dates due to insufficient liquid resources and/or the need to assume excessive funding costs.
Liquidity risk management policies and guidelines are defined through the various senior management levels. These levels consist of the board of directors, the risk committee and senior management, and are responsible for defining the risk appetite and hence the financial strategy to be followed.
The measures to control liquidity risk include the definition of liquidity limits, which allow a proactive assessment of the entity's level of exposure. The methodologies used to control liquidity risk include cash flows in the different currencies in which operations are conducted.
Exposure to liquidity risk
To estimate liquidity risk, a cash flow is calculated to ensure that liquid assets held are sufficient to cover potential net cash outflows in 30 days. The liquidity indicator is presented as follows:

Liquidity Indicator	September 30, 2026
In millions of COP
Net cash outflows into 30 days	335
Liquid assets (1)	202,535
Liquidity Indicator	202,870

The following table provides further details in Grupo Cibest's liquid assets:

Liquid Assets (2)	September 30, 2026
In millions of COP
Cash COP	183,763
Cash USD (2)	18,653
Collective investment funds (3)	119
Total Liquid Assets	202,535

(1) Liquid assets: Liquid assets will be considered those that are easily realized that form part of the entity's portfolio or those that have been received as collateral in active operations in the money market, and that have not been subsequently used in passive operations in the monetary market and do not have any mobility restrictions. The following are considered liquid assets: available assets, shares in open collective investment funds without a permanence agreement, shares registered on the Colombian stock exchange that are eligible to be subject to repo or repo operations, and negotiable investments available for sale investments in fixed income securities.
(2) The amount available in US dollars is subject to a haircut or reduction equivalent to 21.6%.
(3) Renta Liquidez Collective Investment Fund is subject to a haircut or reduction of 20%.

Contractual maturities of financial assets and liabilities

Contractual maturities of principal on financial assets are presented below:

Contractual maturities of assets at September 2026

Assets	0-30 days	31 days -1 year	1-3 years	3-5 years	Over 5 years
In millions of COP
Cash and cash equivalents	207,554
Securities	2,135,000	495,000
Total Assets	2,342,554	495,000	-	-	-

Contractual maturities of principal and interest on liabilities are presented below:

Contractual maturities of liabilities as at September 2026

Liabilities	0-30 days	31 days -1 year	1-3 years	3-5 years	Over 5 years
In millions of COP
Financial obligations		798,921
Preferred stock					568,306
Total Liabilities	-	798,921	-	-	568,306